Exhibit 4.4

CREDIT AGREEMENT

AMONG

GASTAR EXPLORATION USA, INC.

THE GUARANTORS SIGNATORY HERETO

AMEGY BANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT
AND LETTER OF CREDIT ISSUER

AND

THE LENDERS SIGNATORY HERETO

November 29, 2007

REVOLVING LINE OF CREDIT AND LETTER OF CREDIT FACILITY OF UP TO $250,000,000

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ARTICLE IV	REPRESENTATIONS AND WARRANTIES	46
4.1	Due Authorization	47
4.2	Existence	47
4.3	Valid and Binding Obligations	47
4.4	Security Documents	47
4.5	Title to Oil and Gas Properties	47
4.6	Scope and Accuracy of Financial Statements	47
4.7	No Material Misstatements	48
4.8	Liabilities and Litigation	48
4.9	Authorizations; Consents	48
4.10	Compliance with Laws	48
4.11	ERISA	48
4.12	Environmental Laws	48
4.13	Compliance with Federal Reserve Regulations	49
4.14	Investment Company Act Compliance	49
4.15	Proper Filing of Tax Returns; Payment of Taxes Due	49
4.16	Refunds	49
4.17	Gas Contracts	49
4.18	Intellectual Property	50
4.19	Casualties or Taking of Property	50
4.20	Principal Location	50
4.21	Subsidiaries	50
4.22	Compliance with Anti-Terrorism Laws	50
4.23	Identification Numbers	51
4.24	Solvency	51

ARTICLE V	AFFIRMATIVE COVENANTS	52
5.1	Maintenance and Access to Records	52
5.2	Quarterly Financial Statements and Compliance Certificates	52
5.3	Annual Financial Statements and Compliance Certificate	52
5.4	Oil and Gas Reserve Reports and Production Reports	52
5.5	Title Opinions; Title Defects; Mortgaged Properties	53
5.6	Notices of Certain Events	54
5.7	Letters in Lieu of Transfer Orders or Division Orders	55
5.8	Commodity Hedging	55
5.9	Additional Guaranties and Security Documents	55
5.10	Additional Information	55
5.11	Compliance with Laws	55
5.12	Payment of Assessments and Charges	56
5.13	Maintenance of Existence or Qualification and Good Standing	56
5.14	Payment of Notes; Performance of Obligations	56
5.15	Further Assurances	56
5.16	Initial Expenses of Agent	56
5.17	Subsequent Expenses of Agent and Lenders	56
5.18	Operation of Oil and Gas Properties	57
5.19	Maintenance and Inspection of Properties	57

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5.20	Maintenance of Insurance	57
5.21	ENVIRONMENTAL INDEMNIFICATION	58
5.22	GENERAL INDEMNIFICATION	58
5.23	Evidence of Compliance with Anti-Terrorism Laws	59
5.24	GeoStar Rescission Amount	59

ARTICLE VI	NEGATIVE COVENANTS	59
6.1	Indebtedness	59
6.2	Contingent Obligations	60
6.3	Liens	60
6.4	Sales of Assets	60
6.5	Leasebacks	61
6.6	Sale or Discount of Receivables	61
6.7	Loans or Advances	61
6.8	Investments	61
6.9	Dividends, Distributions and Certain Payments	62
6.10	Issuance of Equity; Changes in Corporate Structure	62
6.11	Transactions with Affiliates	63
6.12	Lines of Business	63
6.13	Plan Obligation	63
6.14	Current Ratio	63
6.15	Total Net Indebtedness to EBITDA Ratio	63
6.16	General and Administrative Expenses	64
6.17	Liquidity	64
6.18	Anti-Terrorism Laws	64

ARTICLE VII	EVENTS OF DEFAULT	65
7.1	Enumeration of Events of Default	65
7.2	Remedies	67

ARTICLE VIII	THE AGENT	68
8.1	Appointment	68
8.2	Delegation of Duties	68
8.3	Exculpatory Provisions	68
8.4	Reliance by Agent	69
8.5	Notice of Default	69
8.6	Non-Reliance on Agent and Other Lenders	69
8.7	Indemnification	70
8.8	Restitution	70
8.9	Agent in Its Individual Capacity	71
8.10	Successor Agent	71
8.11	Applicable Parties	72
8.12	Intercreditor Agreement	72
8.13	Releases	72

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ARTICLE IX	MISCELLANEOUS	72
9.1	Assignments; Participations	72
9.2	Survival of Representations, Warranties, and Covenants	73
9.3	Notices and Other Communications	74
9.4	Parties in Interest	74
9.5	Renewals; Extensions	74
9.6	Rights of Third Parties	75
9.7	No Waiver; Rights Cumulative	75
9.8	Survival Upon Unenforceability	75
9.9	Amendments; Waivers	75
9.10	Controlling Agreement	76
9.11	Disposition of Collateral	76
9.12	Governing Law	76
9.13	Arbitration	76
9.14	Jurisdiction and Venue	77
9.15	Integration	77
9.16	Waiver of Punitive and Consequential Damages	77
9.17	Counterparts	77
9.18	USA Patriot Act Notice	78
9.19	Tax Shelter Regulations	78
9.20	Contribution and Indemnification	78

LIST OF EXHIBITS

Exhibit I	-	Form of Note
Exhibit II	-	Form of Borrowing Request
Exhibit III	-	Form of Compliance Certificate
Exhibit IV	-	Facility Amounts
Exhibit V	-	Opinion of Warner Norcross & Judd LLP
Exhibit VI	-	Opinion of Vinson & Elkins, LLP
Exhibit VII	-	Opinion of Burnet, Duckworth & Palmer
Exhibit VIII	-	Form of Assignment Agreement

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CREDIT AGREEMENT

This CREDIT AGREEMENT is made and entered into this 29th day of November, 2007, by and among GASTAR EXPLORATION USA, INC., a Michigan corporation (the “Borrower”), GASTAR EXPLORATION, LTD., an Alberta, Canada corporation (the “Parent”), GASTAR EXPLORATION NEW SOUTH WALES, INC., a Michigan corporation (“Gastar New South Wales”), GASTAR EXPLORATION VICTORIA, INC., a Michigan corporation (“Gastar Victoria”), GASTAR EXPLORATION TEXAS, INC., a Michigan corporation (“Gastar Texas Inc”), GASTAR EXPLORATION TEXAS, LP, a Delaware limited partnership (“Gastar Texas LP”), and GASTAR EXPLORATION TEXAS LLC, a Delaware limited liability company (“Gastar Texas LLC”, and the Parent, Gastar New South Wales, Gastar Victoria, Gastar Texas Inc., Gastar Texas LP and Gastar Texas LLC, collectively, the “Initial Guarantors”), each lender that is a signatory hereto or becomes a signatory hereto as provided in Section 9.1 (individually, together with its successors and assigns, a “Lender” and collectively, together with their respective successors and assigns, the “Lenders”), and AMEGY BANK NATIONAL ASSOCIATION, a national banking association (“Amegy”), as administrative agent for the Lenders, the issuing bank for letters of credit issued hereunder and as collateral agent for any Approved Hedge Counterparties (as defined hereinafter) under certain circumstances hereunder (in such capacities, together with its successors in such capacities pursuant to the terms hereof, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower and each of the Initial Guarantors are affiliated entities; and

WHEREAS, the directors, the partners, the managers or the members, as the case may be, of each of the Initial Guarantors have determined that the relevant Initial Guarantor will receive substantial direct and/or indirect benefits from extensions of credit to the Borrower hereunder;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1           Terms Defined Above.  As used in this Credit Agreement, each of the terms “Agent,” “Amegy,” “Borrower,” “Gastar New South Wales,” “Gastar Texas Inc,” “Gastar Texas LLC,” “Gastar Texas LP,” “Gastar Victoria,” “Initial Guarantors,” Lenders” and “Parent” shall have the meaning assigned to such term hereinabove.

1.2           Additional Defined Terms.  As used in this Credit Agreement, each of the following terms shall have the meaning assigned thereto in this Section 1.2 or in Sections referred to in this Section 1.2, unless the context otherwise requires:

“Additional Amount” shall have the meaning assigned to such term in Section 2.8.

“Additional Costs” shall mean costs which are attributable to the obligation of the Agent or any Lender to make or its making or maintaining any Loan, or any reduction in any amount receivable by the Agent or such Lender in respect of any such obligation or any LIBO Rate Loan, resulting from any Regulatory Change which (a) changes the basis of taxation of any amounts payable to the Agent or such Lender under this Agreement or any Note in respect of any LIBO Rate Loan (other than taxes imposed on the overall net income of the Agent or such Lender or its Applicable Lending Office (including franchise or similar taxes) for any such LIBO Rate Loan), (b) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirements (other than the Reserve Requirement utilized in the determination of the Adjusted LIBO Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Agent or such Lender (including LIBO Rate Loans and Dollar deposits in the London interbank market in connection with LIBO Rate Loans), or the Commitment of the Agent or such Lender, or the London interbank market, or (c) imposes any other condition affecting this Agreement or any Note or any of such extensions of credit, liabilities, or Commitments.

“Adjusted Base Rate” shall mean, for any Base Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be the greater of (a) the Base Rate and (b) the sum of (i) the Federal Funds Rate plus one half of one percent (0.50%), such rate to be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, but in no event shall such rate exceed the Highest Lawful Rate.

“Adjusted LIBO Rate” shall mean, for any Interest Period for any LIBO Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the quotient of (a) the sum of the LIBO Rate for such Interest Period for such Loan divided by (b) the remainder of 1.00 minus the Reserve Requirement for such Loan for such Interest Period, such rate to be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) during the period for which payable, but in no event shall such rate exceed the Highest Lawful Rate.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly, controlling, or under common control with, such Person, and includes any “affiliate” of such Person within the meaning of Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, with “control,” as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

“Agreement” shall mean this Credit Agreement, as it may be amended, supplemented, restated, or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Commitment Fee Percentage” shall mean a per annum rate determined by reference to the following table:

Borrowing Base Utilization	Applicable Commitment Fee Percentage
≥66%	0.500%
< 66%	0.375%

; provided, however, such rate as to the portion of the Available Commitment allocable to Amegy on the basis of its Percentage Share as a Lender shall be reduced to the amount determined by reference to the following table:

CD Balance	Reduction Amount
≥$50,000,000	0.000%
≥$37,500,000, but <$50,000,000	0.125%
≥$25,000,000, but <$37,500,000	0.250%

with the above CD Balance amounts being reduced, for purposes of this proviso, by multiplying each relevant amount by the Percentage Share of Amegy as a Lender in effect from time to time when such Percentage Share is less than one hundred percent (100%).

“Applicable Lending Office” shall mean, for each Lender and type of Loan, the lending office of such Lender (or an affiliate of such Lender) designated for such type of Loan on the signature pages hereof or in an Assignment Agreement or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower as the office by which its Loans of such type are to be made and maintained.

“Applicable Margin” shall mean (a) on any day and as to each LIBO Rate Loan or Base Rate Loan under the Facility, as the case may be, outstanding on such day the amount determined by reference to the following table:

Borrowing Base Utilization	Applicable Margin
	LIBO Rate Loans	Base Rate Loans
≥90%	2.25%	0.00%
≥66%, but <90%	2.00%	-0.25%
≥33%, <66%	1.75%	-0.50%
<33%	1.50%	-0.75%

; provided, however, during any period while there exists any Deficiency, the relevant amount above shall be increased by two percent (2.0%).

“Approved Fund” shall mean any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Approved Hedge Counterparty” shall mean any Lender or an Affiliate of any Lender.

“Assignment Agreement” shall mean each Assignment Agreement, substantially in the form of Exhibit VII, with appropriate insertions.

“Available Commitment” shall mean, at any time, an amount equal to the remainder, if any, of (a) the Commitment Amount in effect at such time minus (b) the sum of the Loan Balance at such time plus the L/C Exposure at such time.

“Base Rate” shall mean the interest rate announced by Amegy from time to time as its prime rate or its general reference rate of interest, which Base Rate shall change upon any change in such announced or published general reference interest rate and which Base Rate may not be the lowest interest rate charged by Amegy.

“Base Rate Loan” shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bear interest on the basis of the Adjusted Base Rate, or which pursuant to the terms hereof is otherwise required to bear interest on the basis of the Adjusted Base Rate.

“Benefited Lender” shall have the meaning assigned to such term in Section 2.9(c).

“Blocked Person” shall have the meaning assigned to such term in Section 4.22.

“Borrowing Base” shall mean, at any time, the amount stated in Section 2.10(a) and each other amount established and in effect from time to time in accordance with the provisions of Section 2.10.

“Borrowing Base Utilization” shall mean (a) the sum of (i) the Loan Balance plus (ii) the L/C Exposure divided by (b) the Borrowing Base then in effect.

“Borrowing Request” shall mean each written request, substantially in the form attached hereto as Exhibit II, by the Borrower to the Agent for a borrowing or conversion pursuant to Section 2.1 or Section 2.12, each of which shall:

(a)           be signed by a Responsible Officer of the Borrower;

(b)           specify the amount and type of the Loan requested or to be converted and the date of the borrowing or conversion (which shall be a Business Day);

(c)           when requesting a Base Rate Loan, be delivered to the Agent no later than 11:00 a.m., Central Standard or Central Daylight Savings Time, as the case may be, on the Business Day preceding the requested borrowing or conversion; and

(d)           when requesting a LIBO Rate Loan, be delivered to the Agent no later than 11:00 a.m., Central Standard or Central Daylight Savings Time, as the case may be, the third Business Day preceding the requested borrowing or conversion and designate the Interest Period requested with respect to such Loan.

“Business Day” shall mean a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas and, with respect to all requests, notices, and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Business Entity”  shall mean a corporation, partnership, joint venture, limited liability company, joint stock association, business trust, or other business entity.

“CD Balance” shall mean the sum of (a) the aggregate balance of funds of the Borrower on deposit with Amegy in certificates of deposit issued by Amegy and (b) without duplication, the amount of funds of the Borrower on deposit with Amegy pursuant to the provisions of Section 6.17.

“Closing” shall mean the establishment of the financing which is the subject of this Agreement.

“Closing Date” shall mean the date of this Agreement.

“Collateral” shall mean the Mortgaged Properties and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations, including any Property that was considered in determining or redetermining the Borrowing Base and expressly including “as extracted collateral” as defined in the UCC or the Uniform Commercial Code of any other applicable state.

“Commitment Amount” shall mean, subject to the applicable provisions of this Agreement and the right of the Borrower to reduce such amount on an irrevocable basis by written notice to the Agent, at any time, the lesser of (a) the sum of the Facility Amounts of the Lenders or (b) the Borrowing Base in effect at such time.

“Commitment Fees” shall mean the fees payable to the Agent by the Borrower pursuant to the provisions of Section 2.13.

“Commitment Letter” shall mean that certain letter agreement dated November 8, 2007 between Amegy and the Borrower.

“Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Commitment Termination Date.

“Commitments” shall mean the several obligations of the Lenders to make Loans to or for the benefit of the Borrower and the obligation of the Agent to issue and the Lenders to participate in Letters of Credit, all pursuant to Section 2.1.

“Commitment Termination Date” shall mean the earlier of (a) subject to any extension of such date pursuant to the provisions of Section 2.6, October 15, 2009 and (b) the date the Commitments are terminated pursuant to the provisions of Section 2.11(b) or Section 7.2.

“Commodity Hedge Agreements” shall mean crude oil, natural gas or other hydrocarbon floor, collar, cap, price protection or hedge agreements.

“Commonly Controlled Entity” shall mean any Person which is under common control with the Borrower or any of the Guarantors within the meaning of Section 4001 of ERISA.

“Compliance Certificate” shall mean each certificate, substantially in the form attached hereto as Exhibit III, executed by a Responsible Officer of the Parent and furnished to the Agent from time to time in accordance with the provisions of Section 5.2 or Section 5.3, as the case may be.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a “primary obligation”) in any manner, whether directly or indirectly, including any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contribution Percentage” shall mean, for each party obligated to make a payment due pursuant to the provisions of Section 9.20, the percentage obtained by dividing such party’s Obtained Benefit by the aggregate Obtained Benefits of all of the Guarantors.

“Current Assets” shall mean all assets which would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of the Parent and its consolidated Subsidiaries as of the date of calculation, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP, plus the then current Available Commitment and, if not already included, the amount of any cash on deposit with Amegy in accordance with the provisions of Section 6.17, but excluding non-cash derivative current assets arising from Commodity Hedge Agreements.

“Current Liabilities” shall mean all liabilities which would, in accordance with GAAP, be included as current liabilities on a consolidated balance sheet of the Parent and its consolidated Subsidiaries, but excluding current maturities in respect of the Obligations, both principal and interest, and non-cash derivative current liabilities arising from Commodity Hedge Agreements and current maturities of the Indebtedness of the Parent listed on Schedule 6.1 to the extent any such Indebtedness matures after October 15, 2009.

“Default” shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

“Default Rate” shall mean a daily interest rate equal to the per annum interest rate equal to the Adjusted Base Rate for each relevant day plus two percent (2%) converted to a daily rate on the basis of a year of 365 or 366 days, as the case may be, and the rate so determined for each relevant day being applied on the basis of actual days elapsed (including the first day, but excluding the last day) during the period for which interest is payable at the Default Rate, but in no event shall the Default Rate exceed the Highest Lawful Rate.

“Deficiency” shall have the meaning assigned to such term in Section 2.11(a).

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of the Parent that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDA” shall mean, for any period for which the amount thereof is to be determined and on a consolidated basis for the Parent and its consolidated Subsidiaries, Net Income for such period (but excluding (i) unrealized gains or losses or charges in respect of Commodity Hedge Agreements (including those under GAAP arising from the application of FAS 133), (ii) and extraordinary or non-recurring income items and, to the extent reasonably acceptable to the Agent, expense items and (iii) deferred financing costs written off, including equity discounts, and premiums paid in connection with any early extinguishment of Indebtedness permitted pursuant to this Agreement, including the retirement of the senior secured Indebtedness of the Parent outstanding prior to the Closing Date), plus, in each case to the extent deducted in the determination of Net Income for such period and without duplication of any item in more than one category, each of the following for such period:  (a) Interest Expense, (b) Taxes, (c) depreciation and amortization expenses and (d) other non-cash expenses, including write-downs of non-current assets and unrealized non-cash losses resulting from foreign currency balance sheet adjustments required under GAAP, and minus, to the extent credited in the determination of Net Income for such period, non-cash credits for such period.

“Environmental Complaint” shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower or any of the Guarantors, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health or safety matters affecting any Property of the Borrower or any of the Guarantors or the business conducted thereon.

“Environmental Laws” shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time:  the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Oil Pollution Act, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower or any of the Guarantors is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the regulations thereunder and interpretations thereof.

“Event of Default” shall mean any of the events specified in Section 7.1.

“Excess Payments” shall have the meaning assigned to such term in Section 9.20.

“Excluded Taxes” shall mean, with respect to any and all payments to the Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation, net income taxes, branch profits taxes, franchise and excise taxes (to the extent imposed in lieu of net income taxes), and all interest, penalties and liabilities with respect thereto, imposed on the Agent or any Lender.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Facility” shall mean the credit facility extended to the Borrower pursuant to this Agreement.

“Facility Amount” shall mean, for each Lender and at any point in time, the amount set forth opposite the name of such Lender on Exhibit IV under the caption “Facility Amounts,” as modified from time to time to reflect assignments permitted by Section 9.1 or otherwise pursuant to the terms hereof and to give effect to any written request of the Borrower (any such request being irrevocable) to a reduction in the sum of the then existing Facility Amounts of the Lenders.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of Dallas, Texas, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Amegy on such day on such transactions as determined by the Agent.

“Fee Letter” shall mean that certain letter agreement dated the Closing Date between Amegy and the Borrower relating to certain fees to be paid by the Borrower to Amegy in connection with the Facility.

“Financial Statements” shall mean consolidated and consolidating financial statements of the Parent and its consolidated Subsidiaries as at the point in time and for the period indicated, including all notes thereto, and consisting of at least a balance sheet and related statements of operations, shareholders’ equity, and cash flows and, when required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of BDO Seidman LLC or another nationally-recognized or regionally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Agent and footnotes to any of the foregoing, all of which, unless otherwise indicated, shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal year.

“Foreign Lender” shall have the meaning assigned to such term in Section 2.8.

“GAAP” shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

“GeoStar” shall mean GeoStar Corporation, a Delaware corporation.

“GeoStar Demand Letter” shall mean that certain letter dated November 13, 2007 from counsel to GeoStar to the Board of Directors of the Parent.

“GeoStar Dispute” shall mean the dispute between the Parent or Gastar Texas LP, as the case may be, and GeoStar with respect to the matters which are the subject of the GeoStar Demand Letter.

“GeoStar Purchase and Sale Agreements” shall mean (i) that certain Purchase and Sale Agreement and Assignment of Interests – Texas Producing Properties and (ii) that certain Purchase and Sale Agreement and Assignment of Interests – Texas Non Producing Properties, each executed June 16, 2005, to be effective January 1, 2005.

“GeoStar Rescission Amount” shall mean, at any time, the amount most recently calculated by the Parent and certified to the Agent, pursuant to the provisions of Section 5.24, as the amount of cash which the Parent or Gastar Texas LP, as the case may be, would be entitled to receive from GeoStar were the GeoStar Purchase and Sale Agreements and the transactions contemplated thereby to be rescinded.

“Governmental Authority” shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guaranties” shall mean, collectively, the Guaranty dated the Closing Date by the Initial Guarantors in favor of the Agent, and those certain agreements, each styled “Guaranty”, entered into after the Closing Date by newly formed Domestic Subsidiaries of the Parent or any of its Subsidiaries in favor of the Agent for the benefit of the Lenders in substantially the form of the Guaranty executed by the Initial Guarantors or in such other form as shall be reasonably satisfactory to the Agent.

“Guarantors” shall mean the Initial Guarantors and any and all current or future Domestic Subsidiaries of the Parent or any of its Subsidiaries.

“Hazardous Substances” shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, or any other Requirement of Law.

“Highest Lawful Rate” shall mean, as to any Lender, the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under laws applicable to such Lender, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all liabilities (excluding capital, surplus, reserves for deferred income taxes, deferred compensation liabilities, other deferred liabilities and credits and asset retirement obligations) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien), (e) all direct or contingent obligations of such Person under letters of credit, banker’s acceptances and similar instruments and (f) net obligations of such Person under any Commodity Hedge Agreements or Interest Rate Hedge Agreements.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 5.21.

“Insolvency Proceeding” shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

“Intellectual Property” shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated the Closing Date by and among the Agent, the Second Lien Facility Agent, the Borrower and the Initial Guarantors containing terms acceptable to the Agent.

“Interest Expense” shall mean, for any period for which the amount thereof is to be determined, any and all expenses relating to the accrual of interest on Indebtedness of the Parent on a consolidated basis with its consolidated Subsidiaries and including interest expense attributable to capitalized leases.

“Interest Period” shall mean, subject to the limitations set forth in Section 2.2, with respect to any LIBO Rate Loan, a period commencing on the date such Loan is made or converted from a Loan of another type pursuant to this Agreement or the last day of the next preceding Interest Period with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may request in the Borrowing Request for such Loan.

“Interest Rate Hedge Agreements” shall mean interest rate floor, collar, cap, rate protection or hedge agreements.

“Investment” in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.

“Joinder Agreement” shall mean each agreement, in form and substance reasonably acceptable to the Agent, pursuant to which a Domestic Subsidiary of the Parent makes certain representations and warranties to the Agent and the Lenders and agrees to be bound by the covenants in Article V and Article VI as if such were stated to be applicable to it and which agreement shall constitute a Loan Document.

“L/C Exposure” shall mean, at any time, the then aggregate maximum amount available to be drawn under outstanding Letters of Credit plus, prior to the making of any related Letter of Credit Payments in respect of Letters of Credit, the aggregate of all unpaid reimbursement obligations in respect of Letters of Credit.

“Letter of Credit” shall mean any standby letter of credit issued for the account of the Borrower pursuant to Section 2.1(e).

“Letter of Credit Application” shall mean the standard letter of credit application employed by Amegy, as the issuer of the Letters of Credit, from time to time in connection with its issuance of letters of credit.

“Letter of Credit Payment” shall mean any payment made by the Agent on behalf of the Lenders under a Letter of Credit, to the extent that such payment has not been repaid by the Borrower.

“LIBO Rate” shall mean, with respect to any Interest Period for any LIBO Rate Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) that appears on Reuters Reference LIBOR01 (or any successor thereto) for Interest Periods of one month, two months, three months or six months, respectively (or if such shall not be available, any successor or similar service selected by the Agent and the Borrower) as of approximately 11:00 a.m., Central Standard or Central Daylight Savings Time, as the case may be, on the day two Business Days prior to the first day of such Interest Period for Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan.  If neither Reuters nor any successor or similar service is available, the term “LIBO Rate” shall mean, with respect to any Interest Period for any LIBO Rate Loan, the rate per annum (rounded upwards if necessary, to the nearest 1/16 of 1%) quoted by the Agent at approximately 11:00 a.m., London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such LIBO Rate Loan for the offering to Amegy by leading banks in the London interbank market of Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan.

“LIBO Rate Loan” shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bear interest on the basis of the Adjusted LIBO Rate and which are permitted by the terms hereof to bear interest on the basis of the Adjusted LIBO Rate.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, the Borrower and each of the Guarantors shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes).

“Limitation Period” shall mean, with respect to any Lender, any period while any amount remains owing on the Note payable to such Lender and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable to such Lender under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

“Loan” shall mean any loan made by any Lender to or for the benefit of the Borrower pursuant to this Agreement and any payment made by the Agent, on behalf of any Lender, under a Letter of Credit.

“Loan Balance” shall mean, at any point in time, the aggregate outstanding principal balance of the Notes at such time.

“Loan Documents” shall mean this Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Security Documents, any Joinder Agreements, the Guaranties, the Commitment Letter (other than the Summary of Terms and Conditions attached thereto, which is superseded by the provisions of this Agreement), the Fee Letter, the Intercreditor Agreement and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit or the Security Documents, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

“Material Adverse Effect” shall mean (a) any adverse effect on the business, operations, assets, properties, liabilities (actual or contingent) or financial condition of the Parent on a consolidated basis with its consolidated Subsidiaries which increases, in any material respect, the risk that any of the Obligations will not be repaid as and when due, (b) any material and adverse effect upon the Collateral, (c) any material adverse effect on the validity or enforceability of any Loan Document or (d) any material adverse effect on the rights or remedies of the Agent, the Lenders or any Approved Hedge Counterparty under any Loan Document.

“Monthly Reduction Amount” shall mean, at any time, the amount determined as such by the Agent (with the approval of the Lenders or any Approved Hedge Counterparty as required by the provisions of Section 9.9) and then in effect in accordance with the provisions of Section 2.10.

“Mortgaged Properties” shall mean all Oil and Gas Properties of the Borrower and other Domestic Subsidiaries of the Parent subject to a perfected first priority Lien (subject only to Permitted Liens) in favor of the Agent, as security for the Obligations.

“Net Income” shall mean, for any relevant period, the net income of the Parent, on a consolidated basis with its consolidated Subsidiaries, during such period, determined in accordance with GAAP.

“Notes” shall mean, collectively, the promissory notes of the Borrower each payable to a Lender and in the form attached hereto as Exhibit I with all blanks completed appropriately, together with all renewals, extensions for any period, increases, and rearrangements thereof.

“Notice of Termination” shall have the meaning assigned to such term in Section 2.20.

“Obligations” shall mean, without duplication of the same amount in more than one category, (a) all Indebtedness of the Borrower evidenced by the Notes, (b) the obligation of the Borrower to provide to or reimburse the Agent, as the issuer of the Letters of Credit, as the case may be, for amounts payable, paid or incurred with respect to Letters of Credit, (c) the undrawn, unexpired amount of all outstanding Letters of Credit, (d) Indebtedness of the Borrower in respect of Commodity Hedge Agreements or Interest Rate Hedge Agreements with Approved Hedge Counterparties, so long as in compliance with the provisions of Section 6.1, (which it is agreed shall rank paripassu with all other items listed in this definition), (e) the obligation of the Borrower for the payment of Commitment Fees and other fees pursuant to the provisions of this Agreement or the Fee Letter, and (f) all other obligations and liabilities of the Borrower to the Agent or the Lenders, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document or any Commodity Hedge Agreement or Interest Rate Hedge Agreement with an Approved Hedge Counterparty and in compliance with the provisions of Section 6.1, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“Obtained Benefit” shall mean the aggregate amount of benefits, both direct and indirect, obtained by any of the Borrower, and the Guarantors from the extension of credit to the Borrower under this Agreement and not repaid by the Borrower or one of the Guarantors.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury or any successor Governmental Authority.

“Oil and Gas Properties” shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases, including undivided interests in any such property rights owned jointly with others, with respect to Properties situated in the United States or offshore from any State of the United States, including overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and Properties appertaining, belonging, affixed, or incidental thereto.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Percentage Share” shall mean, as to each Lender, the percentage which such Lender’s Facility Amount constitutes of the sum of the Facility Amounts of all Lenders.

“Permitted Liens” shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old age pension, employee benefits, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, constructors, laborers, landlords or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, (f) covenants, liens, rights, easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or materially detract from the value or use of the Property to which they apply, (g) Liens securing the purchase price of Property, including vehicles and equipment, acquired by the Borrower in the ordinary course of business (including Liens existing under conditional sale or title retention contracts), provided that such Liens cover only the acquired Property and the aggregate unpaid purchase price secured by such Liens does not exceed $500,000, (h) Liens securing leases of equipment, provided that, as to any particular lease, the Lien covers only the relevant leased equipment and secures only amounts which are not yet due and payable under the relevant lease or are being contested in good faith by appropriate proceedings and such reserve as required by GAAP shall have been made therefor, (i) Liens in favor or for the benefit of providers of such Commodity Hedge Agreements and Interest Rate Hedge Agreements approved by the Agent securing Indebtedness of the Borrower in respect of Commodity Hedge Agreements and Interest Rate Hedge Agreements (other than such as constitute a portion of the Obligations) permitted pursuant to the provisions of Section 6.1, (j) Liens securing the Second Lien Indebtedness, so long as subject to the terms of the Intercreditor Agreement, (k) Liens in favor of the Agent and other Liens expressly permitted hereunder or in the Security Documents and (l) Liens securing Indebtedness of the Parent to be paid in full with a portion of the proceeds of the incurrence by the Borrower of the Second Lien Indebtedness on the Closing Date, but only to the extent such Indebtedness is in fact paid on the Closing Date and releases of such Liens have been delivered to the Agent on or before the Closing Date.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

“Plan” shall mean, at any time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower, any of the Guarantors or any Commonly Controlled Entity of any is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Principal Office” shall mean the office of the Agent in Houston, Texas located at 4400 Post Oak Parkway, 4th Floor, Houston, Texas 77027 or such other office as the Agent may designate in writing to the Borrower and/or the Lenders from time to time, the wiring instructions to such currently designated office being as follows:

Amegy Bank National Association
ABA No. 113011258
Account No. 696600-5771
Reference:  Gastar Exploration USA, Inc.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor).

“Regulatory Change” shall mean, with respect to any Lender, the passage, adoption, institution, or amendment of any federal, state, local, or foreign Requirement of Law (including Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of lenders including such Lender or its Applicable Lending Office.

“Release of Hazardous Substances” shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower or any of the Guarantors.

“Replacement Lenders” shall have the meaning assigned to such term in Section 2.20.

“Required Lenders” shall mean, at any time when no Loans or Letters of Credit are outstanding, two or more Lenders holding in the aggregate Percentage Shares greater than sixty six and sixty seven one hundredths percent (66.67%) of the Commitment Amount, and at any time when any Loans or Letters of Credit are outstanding, two or more Lenders which in the aggregate hold more than sixty six and sixty seven one hundredths percent (66.67%) of the sum of the Loan Balance (without regard to any sale of a participation in any Loan) and the L/C Exposure.

“Required Payment” shall have the meaning assigned to such term in Section 2.7.

“Requirement of Law” shall mean, as to any Person, the certificate or articles of incorporation and by-laws, the certificate or articles of organization and regulations, operating agreement or limited liability company agreement, the agreement of limited partnership or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Report” shall mean each report delivered to the Agent pursuant to the provisions of Section 5.4.

“Reserve Requirement” shall mean, for any Interest Period for any LIBO Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in Dallas, Texas, with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D) and any other reserves required by reason of any Regulatory Change to be maintained by such member banks against (a) any category of liabilities which includes deposits by reference to which the LIBO Rate is to be determined as provided herein in the definition of the term “LIBO Rate” or (b) any category of extensions of credit or other assets which include a LIBO Rate Loan.

“Responsible Officer” shall mean, as to any Business Entity, its President, any Vice President or any other Person duly authorized in accordance with the applicable organizational documents, bylaws, regulations or resolutions to act on behalf of such Business Entity.

“Second Lien Credit Agreement” shall mean the Indenture dated as of the Closing Date entered into by and among the Borrower, the Initial Guarantors and the Second Lien Facility Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time in compliance with applicable provisions of the Intercreditor Agreement.

“Second Lien Facility Agent” shall mean Wells Fargo Bank, National Association, as indenture trustee for the holders of the evidences of the Second Lien Indebtedness, and its successors in such capacity.

“Second Lien Indebtedness” shall mean Indebtedness of the Borrower under the Second Lien Credit Agreement which is subject to the provisions of the Intercreditor Agreement.

“Secured Creditors” shall mean the Lenders, any other Approved Hedge Counterparties and any Secured Third Party Hedge Counterparties.

“Secured Third Party Hedge Counterparty” shall mean any counterparty of the Parent, the Borrower or any Domestic Subsidiary of the Parent to a Commodity Hedge Agreement or Interest Rate Hedge Agreement that is party to an intercreditor agreement with the Agent, in form and substance reasonably satisfactory to the Agent and such counterparty.

“Security Documents” shall mean the security documents executed and delivered in satisfaction of the condition set forth in Section 3.1(f), any existing security document assigned or amended by any of such documents set forth in Section 3.1(f), and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, supplemented, restated, or otherwise modified from time to time.

“Subsidiary” shall mean, as to any Person, any Business Entity of which shares of stock or other equity interests having ordinary voting power (other than stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other governing body or other managers of such Business Entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantors” shall mean Domestic Subsidiaries of the Parent which are Guarantors.

“Superfund Site” shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, fees, deductions, charges or withholdings imposed by any Governmental Authority.

“Terminated Lender” shall have the meaning assigned to such term in Section 2.20.

“Termination Date” shall have the meaning assigned to such term in Section 2.20.

“Transferee” shall mean any Person to which any Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized pursuant to the provisions of Section 9.1, and any Person acquiring, by purchase, assignment, transfer, or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.3           Undefined Financial Accounting Terms.  Financial accounting terms used in this Agreement without definition are used herein with the respective meanings assigned thereto in accordance with GAAP at the time in effect.

1.4           References.  References in this Agreement to Schedules, Exhibits, Articles or Section numbers shall be to Schedules, Exhibits, Articles or Sections of this Agreement, unless expressly stated to the contrary.  References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears.  Specific enumeration herein shall not exclude the general and, in such regard, the terms “includes” and “including” used herein shall mean “includes, without limitation,” or “including, without limitation,” as the case may be, where appropriate.  Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to.  References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form.  References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  References in this Agreement to Persons include their respective successors and permitted assigns.

1.5           Articles and Sections.  This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

1.6           Number and Gender.  Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular.  Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.  Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

1.7           Incorporation of Schedules and Exhibits.  The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

1.8           Negotiated Transaction.  Each party to this Agreement affirms to the others that it has had the opportunity to consult, and discuss the provisions of this Agreement with, independent counsel and fully understands the legal effect of each provision.

ARTICLE II

TERMS OF FACILITY

2.1           Revolving Line of Credit and Letter of Credit Facility.  a)  Upon the terms and conditions (including the right of the Lenders to decline to make any Loan, other than a Letter of Credit Payment, so long as any condition to the making of such Loan set forth in Section 3.2 has not been satisfied) and relying on the representations and warranties contained in this Agreement, each Lender severally agrees to make Loans during the Commitment Period to or for the benefit of the Borrower in an aggregate outstanding principal amount not to exceed at any time the lesser of the Facility Amount of such Lender or the Percentage Share of such Lender of the Borrowing Base then in effect and, in either case, minus the Percentage Share of such Lender of the then existing L/C Exposure.  Loans shall be made from time to time on any Business Day designated in a Borrowing Request.

(b)           Subject to the provisions of this Agreement, during the Commitment Period, the Borrower may borrow, repay, and reborrow and convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period.  Each borrowing or conversion of principal of (i) Base Rate Loans shall be in an amount at least equal to $100,000 and a whole multiple of $100,000 and (ii) LIBO Rate Loans shall be in an amount at least equal to $100,000 and a whole multiple of $100,000 and, if any LIBO Rate Loan would otherwise be in a lesser principal amount for any period, such Loan shall be a Base Rate Loan during such period.  Except for prepayments made pursuant to the provisions of Section 2.11, each prepayment of principal shall be in an amount at least equal to $10,000 and a whole multiple of $10,000.  Each borrowing, prepayment, or conversion of or into a Loan of a different type or, in the case of a LIBO Rate Loan, having a different Interest Period, shall be deemed a separate borrowing, conversion, and prepayment for purposes of the foregoing, one for each type of Loan or Interest Period.

(c)           The Agent shall notify each Lender of its receipt of a Borrowing Request as soon as practicable following its receipt thereof, including in such notice the amount of the requested Loan and the requested date for the making of the requested Loan.  Not later than 11:00 a.m., Central Standard or Central Daylight Savings Time, as the case may be, on the date specified for each borrowing, each Lender shall make available to the Agent, at an account designated by the Agent, an amount equal to the Percentage Share of such Lender of the borrowing to be made on such date.  The amount so received by the Agent shall, subject to the terms and conditions hereof, be made available to the Borrower in immediately available funds at the Principal Office.  All Loans by each Lender shall be maintained at the Applicable Lending Office of such Lender and shall be evidenced by the Note of such Lender.

(d)           The failure of any Lender to make any Loan required to be made by it hereunder shall not relieve any other Lender of its obligation to make any Loan required to be made by it, and no Lender shall be responsible for the failure of any other Lender to make any Loan.

(e)           Upon the terms and conditions (including the right of the Agent to decline to issue renew or extend any Letter of Credit so long as any condition to the issuance, renewal or extension of such Letter of Credit set forth in Section 3.3 has not been satisfied) and relying on the representations and warranties contained in this Agreement, the Agent, as issuing bank for the Lenders, agrees, from the date of this Agreement until the date which is 30 days prior to the Commitment Termination Date, to issue, on behalf of the Lenders in their respective Percentage Shares, Letters of Credit for the account of the Borrower and to renew and extend such Letters of Credit.  Letters of Credit shall be issued, renewed, or extended from time to time on any Business Day designated by the Borrower following the receipt in accordance with the terms hereof by the Agent of the written (or oral, confirmed promptly in writing) request by a Responsible Officer of the Borrower therefor and a Letter of Credit Application.  Letters of Credit shall be issued in such amounts as the Borrower may request; provided, however, that (i) no Letter of Credit shall have an expiration date which is less than 30 days prior to the Commitment Termination Date, (ii) the Loan Balance plus the L/C Exposure, including that under any then requested Letter of Credit, shall not exceed at any time the Commitment Amount, (iii) the L/C Exposure,  including that under any then requested Letter of Credit, shall not exceed at any time $5,000,000 and (iv) no Letter of Credit shall be issued in and amount less than $10,000.

(f)           In connection with the issuance, renewal or extension by the Agent of any Letter of Credit pursuant to Section 2.1(e), (i) the Borrower shall pay to the Agent, for the account of the Lenders, a per annum letter of credit fee calculated on the basis of a year of 360 days, and actual days elapsed (including the first day but excluding the last day), in an amount equal to the greater of (i) the face amount of such Letter of Credit multiplied by the Applicable Margin for LIBO Rate Loans in effect at the date of issuance, renewal or extension of the relevant Letter of Credit, such fee to be payable in substantially equal quarterly installments in arrears on the last Business Day of each calendar quarter and at the expiry date of the relevant Letter of Credit, and (ii) $300 payable at the time of issuance, renewal or extension of the relevant Letter of Credit.  Neither the Agent nor any Lender shall have any obligation to refund any portion of any such fee upon early cancellation of the relevant Letter of Credit.  The Borrower also agrees to pay on demand to the Agent, solely for its account as issuer of the relevant Letter of Credit, its customary letter of credit transaction fees and expenses, including amendment fees, payable with respect to each Letter of Credit.

(g)           The Borrower agrees that neither the Agent nor any Lender shall be responsible for, nor shall the Obligations be affected by, among other things, (i) the validity or genuineness of documents or any endorsements thereon presented in connection with any Letter of Credit, even if such documents shall in fact prove to be in any and all respects invalid, fraudulent or forged, so long as the Agent, as the issuer of such Letter of Credit, has no actual knowledge of any such invalidity, lack of genuineness, fraud, or forgery prior to the presentment for payment of a corresponding Letter of Credit or any draft thereunder or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other Person to which any Letter of Credit may be transferred, or any claims whatsoever of the Borrower against any beneficiary of any Letter of Credit or any such transferee.  The Borrower further acknowledges and agrees that the Agent, as the issuer of Letters of Credit, shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or punitive, damages suffered by the Borrower as a result of the willful misconduct or gross negligence of the Agent as the issuer of Letters of Credit in determining whether documents presented under a Letter of Credit complied with the terms of such Letter of Credit that resulted in either a wrongful payment under such Letter of Credit or a wrongful dishonor of a claim or draft properly presented under such Letter of Credit.  In the absence of gross negligence or willful misconduct by the Agent as the issuer of Letters of Credit, the Agent shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Agent, the Lenders, and the Borrower agree that any action taken or omitted by the Agent, as issuer of any Letter of Credit, under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding as among the Agent, as issuer of such Letter of Credit or otherwise, the Lenders, and the Borrower shall not put the Agent, as issuer of such Letter of Credit or otherwise, or any Lender under any liability to the Borrower.

(h)           Unless the Borrower provides to the Agent funds sufficient to allow the Agent to pay any drawing by a beneficiary under a Letter of Credit prior to the Agent being obligated to pay the relevant drawing under a Letter of Credit, the Agent shall make a Letter of Credit Payment in payment of such drawing.  Prior to any Letter of Credit Payment in respect of any Letter of Credit, each Lender shall be deemed to be a participant, through the Agent with respect to the relevant Letter of Credit, in the obligation of the Agent, as the issuer of such Letter of Credit, in an amount equal to the Percentage Share of such Lender of the maximum amount which is or at any time may become available to be drawn thereunder.  Upon delivery by such Lender of funds requested pursuant to Section 2.1(i), such Lender shall be treated as having purchased a participating interest in an amount equal to such funds delivered by such Lender to the Agent in the obligation of the Borrower to reimburse the Agent, as the issuer of such Letter of Credit, for any amounts payable, paid, or incurred by the Agent, as the issuer of such Letter of Credit, with respect to such Letter of Credit.

(i)           Each Lender shall be unconditionally and irrevocably liable, without regard to the occurrence of any Default or Event of Default, to the extent of the Percentage Share of such Lender at the time of issuance of each Letter of Credit, to reimburse, on demand, the Agent, as the issuer of such Letter of Credit, for the amount of each Letter of Credit Payment under such Letter of Credit.  Each Letter of Credit Payment shall be deemed to be a Loan by each Lender to the extent of funds delivered by such Lender to the Agent with respect to such Letter of Credit Payment and shall to such extent be deemed a Loan under and shall be evidenced by the Note of such Lender and shall be payable by the Borrower upon demand by the Agent.

(j)           EACH LENDER AGREES TO INDEMNIFY THE AGENT, AS THE ISSUER OF EACH LETTER OF CREDIT, AND THE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS IN FACT AND AFFILIATES OF THE AGENT (TO THE EXTENT NOT REIMBURSED BY THE BORROWER AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWER TO DO SO), RATABLY ACCORDING TO THE PERCENTAGE SHARE OF SUCH LENDER AT THE TIME OF ISSUANCE OF SUCH LETTER OF CREDIT, FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING ANY TIME FOLLOWING THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS IN FACT OR AFFILIATES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR SUCH LETTER OF CREDIT OR ANY ACTION TAKEN OR OMITTED BY THE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS IN FACT OR AFFILIATES UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING ANY LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS IMPOSED, INCURRED OR ASSERTED AS A RESULT OF THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES; PROVIDED THAT NO LENDER (OTHER THAN THE AGENT AS THE ISSUER OF A LETTER OF CREDIT) SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT AS THE ISSUER OF A LETTER OF CREDIT.  THE AGREEMENTS IN THIS SECTION 2.1(J) SHALL SURVIVE THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

2.2           Limitations on Interest Periods.  Each Interest Period selected by the Borrower  (a) which commences on the last Business Day of a calendar month (or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day), (c) which would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date, and (d) shall have a duration of not less than one month and, if any Interest Period would otherwise be a shorter period, the relevant Loan shall be a Base Rate Loan during such period.

2.3           Limitation on Types of Loans.  Anything herein to the contrary notwithstanding, no more than seven separate Loans shall be outstanding at any one time, with, for purposes of this Section, all Base Rate Loans constituting one Loan, and all LIBO Rate Loans for the same Interest Period constituting one Loan.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any LIBO Rate Loan for any Interest Period therefor:

(a)           the Agent determines (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the deposits referred to in the definition of “LIBO Rate” in Section 1.2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loan as provided in this Agreement; or

(b)           the Agent determines (which determination shall be conclusive, absent manifest error) that the rates of interest referred to in the definition of “LIBO Rate” in Section 1.2 upon the basis of which the rate of interest for such Loan for such Interest Period is to be determined do not adequately cover the cost to the Lenders of making or maintaining such Loan for such Interest Period, then the Agent shall give the Borrower and the Lenders prompt notice thereof; and so long as such condition remains in effect, the Lenders shall be under no obligation to make LIBO Rate Loans or to convert Base Rate Loans into LIBO Rate Loans, and the Borrower shall, on the last day of the then current Interest Period for each outstanding LIBO Rate Loan, either prepay such LIBO Rate Loan or convert such Loan into a LIBO Rate Loan with amounts and maturities for which quotations are provided, or convert such Loan into a Base Rate Loan in accordance with the provisions of Section 2.12.

2.4           Use of Loan Proceeds and Letters of Credit.  b) Proceeds of all Loans shall be used solely by the Borrower (i) to acquire and develop Oil and Gas Properties, (ii) to advance funds to the Subsidiary Guarantors for working capital and general business purposes and capital expenditures not prohibited under the provisions of this Agreement or to acquire and develop Oil and Gas Properties, (iii) to advance funds to the Parent needed by the Parent for payment of its cash operating expenses, including general and administrative expenses, Taxes and scheduled debt service on the Indebtedness of the Parent listed on Schedule 6.1 (provided that scheduled debt service shall not include payment at maturity when such maturity arises by way of acceleration following a default), (iv) for the Borrower’s working capital and general business purposes and capital expenditures not otherwise prohibited under applicable provisions of this Agreement and (v) to pay fees and expenses incurred in connection with this Agreement and for other general business purposes of the Borrower.

(b)           Letters of Credit shall be issued solely for the account of the Borrower for general business purposes of the Borrower and the Subsidiary Guarantors not otherwise prohibited under applicable provisions of this Agreement.

2.5           Interest.  Subject to applicable provisions of this Agreement (including those of Section 2.17), interest on Base Rate Loans shall accrue and be payable at a rate per annum equal to the Adjusted Base Rate plus the relevant Applicable Margin and interest on LIBO Rate Loans shall accrue and be payable at the relevant adjusted LIBO Rate plus the relevant Applicable Margin.  Notwithstanding the foregoing, interest on past due principal and, to the extent permitted by applicable law, past due interest and fees, shall accrue at the Default Rate and shall be payable upon demand by the Agent at any time as to all or any portion of such interest.  In the event that the Borrower fails to select the duration of any Interest Period for any LIBO Rate Loan within the time period and otherwise as provided herein, such Loan (if outstanding as a LIBO Rate Loan) shall be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate Loan) shall remain as, or (if not then outstanding) shall be made as, a Base Rate Loan.  Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances to, but not including, the date or dates of repayment.

2.6           Repayment of Loans and Interest.  Accrued and unpaid interest on each outstanding Base Rate Loan shall be due and payable monthly commencing on the first day of January, 2008 and continuing on the first day of each calendar month thereafter while any Base Rate Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan.  Accrued and unpaid interest on each outstanding LIBO Rate Loan shall be due and payable on the earlier of (a) the last day of the Interest Period for such LIBO Rate Loan, or (b) if any Interest Period is of a duration longer than three months, on the day of the third month of the relevant Interest Period corresponding to the day preceding the initial day of such Interest Period and on the last day of the relevant Interest Period, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan.  The Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable on the Commitment Termination Date.  Notwithstanding the foregoing in this Section 2.6, the Commitment Termination Date in effect as of the Closing Date will be extended by 364 days if requested by the Borrower in writing no less than 30 days prior to such Commitment Termination Date and (a) there exists, both at the time of such request and at the time of execution of the amendment to this Agreement which is the subject of clause (d) of this sentence, no Default or Event of Default, (b) such requested extension has been approved by all of the Lenders in their sole discretion, (c) the Borrower shall have paid a fee to the Agent for the account of the Agent and, as agreed among the Agent and the Lenders, the Lenders in the amount of one quarter of one percent (0.25%) of  the Borrowing Base to be in effect as of the effectiveness of such extension and (d) the Borrower, the Agent and the Lenders have joined in an amendment to this Agreement amending the definition of Commitment Termination Date to reflect such extension.  At the time of making each payment hereunder or under the Notes, the Borrower shall specify to the Agent the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied.  In the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may apply such payment as it may elect in its discretion and in accordance with the terms hereof.

2.7           Outstanding Amounts.  c) The outstanding principal balance of the Note of each Lender reflected by the notations of such Lender on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on such Note.  The liability for payment of principal and interest evidenced by each Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

(b)           Unless the Agent shall have been notified by a Lender or the Borrower prior to the date on which any of them is scheduled to make payment to the Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of the Borrower) a payment to the Agent for the account of the Agent or one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and, in reliance upon such assumption, may (but shall not be required to) make the amount thereof available to the intended recipient on such date.  If such Lender or the Borrower, as the case may be, has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, repay to the Agent solely for its account the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to, in the case of a Lender as recipient, the Federal Funds Rate or, in the case of the Borrower as recipient, the Adjusted Base Rate plus the relevant Applicable Margin.

2.8           Taxes and Time, Place, and Method of Payments.  d) All payments required pursuant to this Agreement or the Notes shall be made without set-off or counterclaim in Dollars and in immediately available funds free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided, however that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased by the amount (the “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to additional sums described in this paragraph) the Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.  In addition, to the extent not paid in accordance with the preceding sentence, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b)           SUBJECT TO THE PROVISIONS OF SECTION 2.20, THE BORROWER SHALL INDEMNIFY THE AGENT AND EACH LENDER FOR INDEMNIFIED TAXES AND OTHER TAXES PAID BY SUCH PERSON, INCLUDING ANY INDEMNIFIED TAXES OR OTHER TAXES ARISING FROM THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT OR ANY LENDER; PROVIDED, HOWEVER, THAT THE BORROWER SHALL NOT BE OBLIGATED TO MAKE PAYMENT TO THE AGENT OR ANY LENDER IN RESPECT OF PENALTIES, INTEREST AND OTHER SIMILAR LIABILITIES ATTRIBUTABLE TO SUCH INDEMNIFIED TAXES OR OTHER TAXES IF SUCH PENALTIES, INTEREST OR OTHER SIMILAR LIABILITIES ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON SEEKING INDEMNIFICATION.

(c)           If a Lender or the Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by the Borrower pursuant to this Section 2.8, including Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid Additional Amounts pursuant to the Loan Documents, it shall promptly notify the Borrower of the availability of such refund claim and, if the Lender or the Agent, as the case may be, determines in good faith that making a claim for refund will not have an adverse effect to its taxes or business operations, shall, within 10 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the expense of the Borrower.  If a Lender or the Agent receives a refund in respect of any Indemnified Taxes or Other Taxes paid by the Borrower pursuant to the Loan Documents, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of Indemnified Taxes or Other Taxes paid pursuant to the Loan Documents, including indemnity payments made or Additional Amounts paid, by the Borrower under this Section 2.8 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out of pocket expenses of such Lender or the Agent, as the case may be, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund).

(d)           If any Lender or the Agent is or becomes eligible under any applicable law, regulation, treaty or other rule to a reduced rate of taxation, or a complete exemption from withholding, with respect to Indemnified Taxes or Other Taxes on payments made to it or for its benefit by the Borrower, such Lender or the Agent, as the case may be, shall, upon the request, and at the cost and expense, of the Borrower, complete and deliver from time to time any certificate, form or other document requested by the Borrower, the completion and delivery of which are a precondition to obtaining the benefit of such reduced rate or exemption, provided that the taking of such action by such Lender or the Agent, as the case may be, would not, in the reasonable judgment of such Lender or the Agent, as the case may be, be disadvantageous or prejudicial to such Lender or the Agent, as the case may be, or inconsistent with its internal policies or legal or regulatory restrictions.  For any period with respect to which a Lender or the Agent, as the case may be, has failed to provide any such certificate, form or other document requested by the Borrower, such Lender or the Agent, as the case may be, shall not be entitled to any payment under this Section 2.8 in respect of any Indemnified Taxes or Other Taxes that would not have been imposed but for such failure.

(e)           Each Lender organized under the laws of the United States, any State thereof or the District of Columbia (other than Lenders that are corporations or otherwise exempt from United States backup withholding Tax) shall (i) deliver to the Borrower and the Agent, when such Lender first becomes a Lender, upon the written request of the Borrower or the Agent, two original copies of United States Internal Revenue Form W-9 or any successor form, properly completed and duly executed by such Lender, certifying that such Lender is exempt from United States backup withholding Tax on payments of interest made under the Loan Documents and (ii) thereafter at each time it is so reasonably requested in writing by the Borrower or the Agent, deliver within a reasonable time two original copies of an updated United States Internal Revenue Service Form W-9 or any successor form thereto.

(f)           Each Lender that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (each such Lender, a “Foreign Lender”) that is entitled to an exemption from or reduction of withholding Tax under the laws of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents shall deliver to the Borrower and the Agent, but only at the written request of the Borrower or the Agent, such properly completed and duly executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate, unless in the good faith opinion of the Foreign Lender such documentation would expose the Foreign Lender to any material adverse consequence or risk.  Such documentation shall be delivered by each Foreign Lender on or before the date it becomes a Lender and, if required by law, on or before the date, if any, such Foreign Lender changes its Applicable Lending Office by designating a different lending office with respect to its Loans.  In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each Lender (and, in the case of a Foreign Lender its lending office), represents that on the Closing Date, payments made hereunder by the Borrower or the Agent to it would not be subject to United States Federal withholding tax.

(g)           Notwithstanding the provisions of subsection (a) above, the Borrower shall not be required to indemnify any Foreign Lender or to pay any Additional Amounts to any Foreign Lender, in respect of United States federal withholding Tax pursuant to subsection (a) above, (i) to the extent that the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Foreign Lender became a Lender; (ii) with respect to payments to a new Applicable Lending Office with respect to a Loan, but only to the extent that such withholding tax exceeds any withholding tax that would have been imposed on such Lender had it not designated such new Applicable Lending Office; (iii) with respect to a change by such Foreign Lender of the jurisdiction in which it is organized, incorporated, controlled or managed, or in which it is doing business, from the date such Foreign Lender changed such jurisdiction, but only to the extent that such withholding tax exceeds any withholding tax that would have been imposed on such Lender had it not changed the jurisdiction in which it is organized, incorporated, controlled or managed, or in which it is doing business; or (iv) to the extent that the obligation to indemnify any Foreign Lender or to pay such Additional Amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of Section 2.8(f).

(h)           All payments by the Borrower shall be deemed received on (i) receipt or (ii) the next Business Day following receipt if such receipt is after 3:00 p.m., Central Standard or Central Daylight Savings Time, as the case may be, on any Business Day, and shall be made to the Agent at the Principal Office.  Except as provided to the contrary herein, if the due date of any payment hereunder or under any Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension; provided, however, that in the case of any LIBO Rate Loan, if the result of such extension would be to extend such payment into another calendar month, then the relevant payment shall be due on the immediately preceding Business Day.

2.9           Pro Rata Treatment; Adjustments.  e) Except to the extent otherwise expressly provided herein, (i) each borrowing pursuant to this Agreement shall be made from the Lenders pro rata in accordance with their respective Percentage Shares, (ii) each reduction of the sum of the Facility Amounts of the Lenders at the request of the Borrower, as well as any subsequent increase in the sum of the Facility Amounts of the Lenders at the request of the Borrower and with written agreement of the Agent and all the Lenders, shall serve to adjust the Facility Amounts of the Lenders pro rata in accordance with the Facility Amounts of the Lenders in effect immediately prior to any such adjustment, (iii) each payment of Commitment Fees shall be made to the Agent for the account of the Lenders pro rata in accordance with their respective Percentage Shares, (iv) each payment by the Borrower of fees pursuant to the Fee Letter shall be made to Amegy solely for its account, except as agreed otherwise by Amegy and any other Lender, (v) each payment of principal of Loans shall be made to the Agent for the account of the Lenders pro rata in accordance with their respective shares of the Loan Balance, (vi) each payment of interest on Loans shall be made to the Agent for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders, and (vii) each payment by the Borrower under Commodity Hedge Agreements and Interest Rate Hedge Agreements with Approved Hedge Counterparties shall be made only to the Person or Persons entitled thereto.

(b)           The Agent shall distribute all payments with respect to the Obligations under the Loan Documents promptly upon receipt in like funds as received to the Lenders and any Approved Hedge Counterparties entitled to participate in any relevant payment.  In the event that any payments made hereunder by the Borrower on the Obligations under the Loan Documents at any particular time are insufficient to satisfy in full the Obligations under the Loan Documents due and payable at such time, such payments shall be applied (i) first, to fees and expenses due pursuant to the terms of this Agreement or any other Loan Document, (ii) second, to accrued interest, (iii) third, to the Loan Balance and any other Obligations under the Loan Documents pro rata on the basis of the ratio of the amount of all such Obligations under the Loan Documents owing to the Agent or the relevant Lender, as the case may be, to the total amount of the Obligations under the Loan Documents then owing and (iv) fourth to cash collateralize the L/C Exposure in the manner provided in Section 2.11(a).

(c)           If any Lender (for purposes of this Section, a “Benefited Lender”) shall at any time receive any payment of all or part of its portion of the Obligations under the Loan Documents, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f) or Section 7.1(g), or otherwise) in an amount greater than such Lender was entitled to receive pursuant to the terms hereof, such Benefited Lender shall purchase for cash from the other Lenders such portion of the Obligations under the Loan Documents of such other Lenders, or shall provide such other Lenders with the benefits of any such Collateral or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds with each of the Lenders according to the terms hereof.  If all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded and the purchase price and benefits returned by such Lender, to the extent of such recovery, but without interest.  The Borrower agrees that each such Lender so purchasing a portion of the Obligations under the Loan Documents of another Lender may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.  If any Lender ever receives, by voluntary payment, exercise of rights of set-off or banker’s lien, counterclaim, cross-action or otherwise, any funds of the Borrower to be applied to the Obligations under the Loan Documents, or receives any proceeds by realization on or with respect to any Collateral, all such funds and proceeds shall be forwarded immediately to the Agent for distribution in accordance with the terms of this Agreement.

2.10           Borrowing Base and Monthly Reduction Amount.  f) The Borrowing Base as of the Closing Date is acknowledged by the Borrower, the Agent and the Lenders to be $19,375,000.  Commencing on the first day of January, 2008 and continuing thereafter on the first day of each calendar month, the amount of the Borrowing Base then in effect shall be reduced by the Monthly Reduction Amount, which Monthly Reduction Amount  as of the Closing Date is acknowledged to be $0.00.

(b)           The Borrowing Base and the Monthly Reduction Amount shall be redetermined, by the Agent, with the approval of the Lenders as required pursuant to the provisions of Section 9.9, semi-annually (on each May 1 and November 1 prior to the Commitment Termination Date, commencing on May 1, 2008) on the basis of information supplied by the Borrower in compliance with the provisions of this Agreement, including Reserve Reports, and all other information available to the Agent and the Lenders.  In addition, the Agent, with the approval of the Lenders as required pursuant to the provisions of Section 9.9, shall, in the normal course of business following a request of the Borrower, redetermine the Borrowing Base and the Monthly Reduction Amount; provided, however, the Agent and the Lenders shall not be obligated to respond to more than one such request during the period between the scheduled semi-annual redeterminations provided for above.  Notwithstanding the foregoing, the Borrowing Base in effect at any time shall be subject to reduction in accordance with applicable provisions of Section 6.4 and the Agent, with the approval of the Lenders as required pursuant to the provisions of Section 9.9, may at its discretion and shall, upon request by the Required Lenders and with the approval of the Lenders as required pursuant to the provisions of Section 9.9, redetermine the Borrowing Base and the Monthly Reduction Amount at any time; provided, however, the Agent and the Lenders shall not be entitled to more than one such unscheduled redetermination between the scheduled redeterminations provided for above.

(c)           Upon each determination of the Borrowing Base and the Monthly Reduction Amount, the Agent shall notify the Borrower orally (confirming such notice promptly in writing) of such determination, and, subject to the operation of the Monthly Reduction Amount, the Borrowing Base and the Monthly Reduction Amount so communicated to the Borrower shall become effective upon such oral notification and shall remain in effect until the next subsequent determination of the Borrowing Base and the Monthly Reduction Amount.

(d)           The Borrowing Base shall represent the determination by the Agent and the Lenders, in accordance with the applicable definitions and provisions herein contained and the customary lending practices of the Agent and the Lenders for loans of this nature (but taking into account floor and cap prices or other price protection under Commodity Hedge Agreements), of the value, for loan purposes, of the Mortgaged Properties and any other Oil and Gas Properties of the Borrower and its Domestic Subsidiaries acceptable to the Agent and the Lenders, subject, in the case of any increase in the Borrowing Base, to the credit approval processes of the Agent and each of the Lenders; provided, however, in no event will the Borrowing Base, at any time prior to final resolution, by way of agreed settlement or a final non-appealable judgment of a court of competent jurisdiction, of the GeoStar Dispute, exceed the GeoStar Rescission Amount most recently certified to the Agent by the Borrower pursuant to the provisions of Section 5.24.  Furthermore, the Borrower and the Initial Guarantors acknowledge that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower and the Initial Guarantors to be essential for the adequate protection of the Agent and the Lenders.

2.11           Mandatory Prepayments.  i) If at any time, as a result of the second sentence of subsection (a) of Section 2.10, the sum of the Loan Balance and the L/C Exposure exceeds the Commitment Amount then in effect, the Borrower shall, within three Business Days of receipt of notice from the Agent of such occurrence, prepay such portion of the Loan Balance and/or, as provided below in this subsection (a), provide cash as Collateral so that the sum of the Loan Balance and the L/C Exposure does not exceed the Commitment Amount then in effect.  If at any time, other than as a result of the second sentence of subsection (a) of Section 2.10, the sum of the Loan Balance and the L/C Exposure exceeds the Commitment Amount then in effect (such excess, a “Deficiency”), the Borrower shall, at the option of the Borrower communicated to the Agent within 10 days of receipt of notice from the Agent of such occurrence, (i) prepay the amount of the Deficiency in three substantially equal installment payments, each for application on the Loan Balance and then to provide cash as Collateral for the L/C Exposure in the manner provided below in this Section 2.11(a), the first of which being due on the thirtieth day following receipt by the Borrower of the relevant notice from the Agent and the second and third of which being due on the sixtieth and ninetieth day, respectively, following receipt by the Borrower of the relevant notice from the Agent, (ii) provide, within 30 days of such election by the Borrower, additional Collateral, of character and value satisfactory to the Required Lenders in their sole discretion, and/or cash as Collateral to secure the Obligations, by way of the execution and delivery to the Agent of Security Documents in form and substance reasonably satisfactory to the Agent or (iii) affect any combination of the alternatives described in clauses (i) and (ii) of this sentence and acceptable to the Required Lenders in their sole discretion.  Any prepayment pursuant to the provisions of this Section 2.11(a) shall be without premium or penalty, except as provided in Section 2.18, and the amount of any such prepayment may be reborrowed if otherwise available to the Borrower pursuant to the terms of this Agreement.  In the event that a mandatory prepayment is to be made under this Section 2.11(a) or under Section 6.4 and the Loan Balance is less than the amount required to be prepaid, the Borrower shall repay the entire Loan Balance and, in accordance with the provisions of the relevant Letter of Credit Applications executed by the Borrower or otherwise to the satisfaction of the Agent, deposit with the Agent, as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the Commitment Amount.  The cash deposited with the Agent in satisfaction of the requirement provided in this Section 2.11(a) shall be invested, at the express direction of the Borrower as to investment vehicle and maturity (which shall be no later than the latest expiry date of any then outstanding Letter of Credit), for the account of the Borrower in cash or cash equivalent investments offered by or through Amegy.

(b)           Should there occur a Change of Control (as such term is defined in the Second Lien Credit Agreement), then, five days after such occurrence, immediately and without notice, (i) all Obligations under the Loan Documents shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower and the Guarantors and (ii) the Commitments shall immediately cease and terminate unless and until reinstated by the Agent and the Lenders in writing.  Should the Obligations under the Loan Documents become immediately due and payable in accordance with the immediately preceding sentence, the obligation of the Borrower with respect to the L/C Exposure shall be to provide cash as Collateral therefor, to be held and administered by the Agent as provided in Section 2.11(a) and, failing receipt by the Agent of immediate payment in full of the Loan Balance and all accrued and unpaid interest and such cash to serve as Collateral for the L/C Exposure, the Agent shall be entitled to proceed against the Collateral, and proceeds from any realization against any such Collateral, other than cash, in excess of the sum of the costs of such realization, the Loan Balance and accrued and unpaid interest and fees shall constitute cash Collateral for the remaining L/C Exposure, if any, to be held and administered by the Agent as provided in Section 2.11(a).

2.12           Voluntary Prepayments and Conversions of Loans.  Subject to applicable provisions of this Agreement, the Borrower shall have the right at any time or from time to time to prepay Loans without prepayment penalty and to convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period; provided, however, that (a) the Borrower shall give the Agent notice of each such prepayment or conversion of (i) all or any portion of a LIBO Rate Loan no less than three Business Days prior to prepayment or conversion and (ii) all or any portion of a Base Rate Loan no less than one (1) Business Day prior to prepayment or conversion, (b) any prepayment of any LIBO Rate Loan shall be in an amount of at least equal to $10,000 and a whole multiple of $10,000, (c) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid or converted, (d) no such prepayment or conversion shall serve to postpone the repayment when due of any Obligation or any installments thereof and (e) the Borrower shall reimburse each Lender for any losses, expenses or costs incurred by such Lender pursuant to prepayment or conversion of a Loan, or the failure of the Borrower to make such prepayment or conversion as provided in Section 2.18.  Except as provided in the immediately preceding sentence, any prepayment pursuant to the provisions of this Section 2.12 shall be without premium or penalty and the amount of any such prepayment may be reborrowed if otherwise available to the Borrower pursuant to the terms of this Agreement.

2.13           Commitment Fees.  In addition to interest on the Notes as provided herein, and to compensate  the Lenders for maintaining funds available, the Borrower shall pay to the Agent, for the account of the Lenders, in immediately available funds, for the calendar quarter ending on the last day of December, 2007 and for each calendar quarter thereafter during the Commitment Period and on the Commitment Termination Date, a fee equal to the Applicable Commitment Fee Percentage, determined on the first day of the relevant quarterly or shorter period, for the period of calculation, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day, but excluding the last day), multiplied by the average daily amount of the Available Commitment during the relevant quarterly or shorter period, as the case may be.  Commitment Fees shall be payable by the Borrower upon receipt of an invoice therefor or statement thereof delivered by the Agent and shall be past due if not paid within ten days of receipt of each such invoice or statement.

2.14           Engineering Fees.  The Borrower shall pay Amegy, solely for its account, the engineering fees, if any, provided in the Fee Letter.

2.15           Additional Fees.  Without duplication of any fees payable pursuant to Section 2.14, the Borrower shall pay to Amegy the fees provided in the Fee Letter.

2.16           Loans to Satisfy Obligations.  Upon a Default, the Lenders may, but shall not be obligated to, make Loans for the benefit of the Borrower and apply proceeds thereof to the satisfaction of any condition, warranty, representation or covenant of the Borrower or any of the Guarantors contained in this Agreement or any other Loan Document.  Such Loans shall be evidenced by the Notes and shall bear interest at the Adjusted Base Rate plus the relevant Applicable Margin, subject, however, to the provisions of Section 2.5 regarding the accrual of interest at the Default Rate in certain circumstances.

2.17           General Provisions Relating to Interest.  g) It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America.  In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate.  The Borrower agrees that, to the extent the Highest Lawful Rate is determined with reference to the laws of the State to Texas, the Highest Lawful Rate shall be the “weekly” rate as defined in Chapter 303 of the Texas Finance Code, provided that the Agent or any Lender may, at its election, substitute for the “weekly” rate the “annualized” or “quarterly” rate, as such terms are defined in the aforesaid statute, upon the giving of notices provided for in such statute and effective upon the giving of such notices.  The Agent and each Lender may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to the Agent or the relevant Lender, if greater.

(b)           Notwithstanding anything herein or in the Notes to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Notes held by any affected Lenders shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended.  During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder on amounts evidenced by the Notes held by any affected Lenders shall remain at the Highest Lawful Rate until such time as there has been paid to each applicable Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that such Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to such Lender but for the effect of such Limitation Period.

(c)           If, under any circumstances, the aggregate amounts paid on the Notes or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of the Borrower, the Agent, and the Lenders; and the party receiving such excess shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by such party or notice thereof from the Borrower.  In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lenders or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed that payable on the basis of the Highest Lawful Rate, and excess amounts paid which by law are deemed interest, if any, shall be credited by the Agent and the Lenders on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.

(d)           All sums paid, or agreed to be paid, to the Agent and the Lenders for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

2.18           Yield Protection.  h) Without limiting the effect of the other provisions of this Section 2.18 (but without duplication), the Borrower shall pay to the Agent and each Lender from time to time such amounts as are necessary to compensate it for any actual and reasonable Additional Costs incurred by the Agent or such Lender.

(b)           Without limiting the effect of the other provisions of this Section 2.18 (but without duplication), the Borrower shall pay to each Lender from time to time on request such amounts as are necessary to compensate such Lender or such Lender’s holding company for any costs attributable to the maintenance by such Lender (or any Applicable Lending Office), pursuant to any Regulatory Change, of capital in respect of its Commitment, such compensation to include an amount equal to any reduction of the rate of return on assets or equity of such Lender or such Lender’s holding company (or any Applicable Lending Office) to a level below that which such Lender or such Lender’s holding company (or any Applicable Lending Office) could have achieved but for such Regulatory Change.

(c)           Without limiting the effect of the other provisions of this Section 2.18 (but without duplication), in the event that any Requirement of Law or Regulatory Change or the compliance by the Agent or any Lender therewith shall (i) impose, modify, or hold applicable any reserve, special deposit, or similar requirement against any Letter of Credit or obligation to issue Letters of Credit, or (ii) impose upon the Agent or such Lender any other condition regarding any Letter of Credit or obligation to issue Letters of Credit, and the result of any such event shall be to increase the cost to the Agent or such Lender of issuing or maintaining any Letter of Credit or obligation to issue Letters of Credit or any liability with respect to Letter of Credit Payments, or to reduce any amount receivable in connection therewith, then upon demand by the Agent or such Lender, as the case may be, the Borrower shall pay to the Agent or such Lender, from time to time as specified by the Agent or such Lender, additional amounts which shall be sufficient to compensate the Agent or such Lender for such increased cost or reduced amount receivable.

(d)           Without limiting the effect of the other provisions of this Section 2.18 (but without duplication), the Borrower shall pay to the Agent and each Lender such amounts as shall be sufficient in the reasonable opinion of the Agent and such Lender to compensate them for any actual and reasonable loss, cost, or expense incurred by and as a result of:

(i)	any payment, prepayment, or conversion by the Borrower of a LIBO Rate Loan on a date other than the last day of an Interest Period for such Loan; or

(ii)	any failure by the Borrower to borrow a LIBO Rate Loan or to convert a Base Rate Loan into a LIBO Rate Loan on the date for such borrowing or conversion specified in the relevant Borrowing Request, such compensation to include with respect to any LIBO Rate Loan, an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the principal amount so paid, prepaid, converted, or not borrowed or converted for the period from the date of such payment, prepayment, conversion, or failure to borrow or convert to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or convert, the Interest Period for such Loan which would have commenced on the date of such failure to borrow or convert) at the applicable rate of interest for such Loan provided for herein over (B) the interest component of the amount the Agent or such Lender would bid were it to bid at the commencement of such period in the London interbank market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period, as reasonably determined by the Agent or such Lender.

(e)           Determinations by the Agent or any Lender for purposes of this Section 2.18 of the effect of any Regulatory Change on capital maintained, its costs or rate of return, its obligation to make and maintain Loans, issuing or participating in Letters of Credit, or on amounts receivable by it in respect of Loans, Letters of Credit or such other obligations, and the additional amounts required to compensate the Agent and such Lender under this Section 2.18 shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis.  The Agent or the relevant Lender shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of Additional Costs or any other loss, cost or expense incurred as a result of any such event, and the statements set forth therein shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis.  The Agent or the relevant Lender shall (i) notify the Borrower, as promptly as practicable after the Agent or such Lender obtains knowledge of any Additional Costs or other sums payable pursuant to this Section and determines to request compensation therefor, of any event occurring after the Closing Date which will entitle the Agent or such Lender to compensation pursuant to this Section 2.18; and (ii) designate a different Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for or reduce the amount of such compensation and will not, in the sole opinion of the Agent or such Lender, be disadvantageous to the Agent or such Lender.  If any Lender requests compensation from the Borrower under this Section 2.18, the Borrower may, after payment of all compensation then accrued and by notice to the Agent and such Lender, require that the Loans by such Lender of the type with respect to which such compensation is requested be converted into Base Rate Loans in accordance with Section 2.12.  Any compensation requested by the Agent or any Lender pursuant to this Section 2.18 shall be due and payable within 30 days of receipt by the Borrower of any such notice.

(f)           The Agent and the Lenders agree not to request, and the Borrower shall not be obligated to pay, any Additional Costs or other sums payable pursuant to this Section unless similar Additional Costs and other sums payable are also generally assessed by the Agent or such Lender against other customers similarly situated where such customers are subject to documents providing for such assessment.

2.19           Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to (a) honor its obligation to make LIBO Rate Loans, or (b) maintain LIBO Rate Loans, then such Lender shall promptly notify the Agent and the Borrower thereof.  The obligation of such Lender to make LIBO Rate Loans and convert Base Rate Loans into LIBO Rate Loans shall then be suspended until such time as such Lender may again make and maintain LIBO Rate Loans, and the outstanding LIBO Rate Loans of such Lender shall be converted into Base Rate Loans.

2.20           Replacement Lenders.  i) If any Lender has notified the Borrower of its incurring Additional Costs or any other loss, cost or expense under Section 2.18 or has invoked the indemnification as to certain Taxes set forth in Section 2.8, the Borrower may, unless such Lender has notified the Borrower that the circumstances giving rise to such notice no longer apply, terminate, in whole but not in part, the Commitment of such Lender (other than the Agent) (the “Terminated Lender”) at any time upon five Business Days’ prior written notice to the Terminated Lender and the Agent (a “Notice of Termination”).

(b)           In order to effect the termination of the Commitment of the Terminated Lender, the Borrower shall (i) obtain an agreement with one or more Lenders to increase their Commitments and/or (ii) request any one or more other banking institutions to become a “Lender” in place and instead of such Terminated Lender and agree to accept a Commitment; provided, however, that such one or more other banking institutions are reasonably acceptable to the Agent and become parties hereto by executing an Assignment Agreement (the Lenders or other banking institutions that agree to accept in whole or in part the Commitment of the Terminated Lender being referred to herein as the “Replacement Lenders”), such that the aggregate increased and/or accepted Facility Amounts of the Replacement Lenders under clauses (i) and (ii) above equal the Facility Amount of the Terminated Lender.

(c)           The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the “Termination Date”), the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Commitment, and, if there will be more than one Replacement Lender, the portion of the Terminated Lender’s Commitment to be assigned to each Replacement Lender.

(d)           On the Termination Date, (i) the Terminated Lender shall by execution and delivery of an Assignment Agreement assign its Commitment to the Replacement Lender or Replacement Lenders (pro rata, if there is more than one Replacement Lender, in proportion to the portion of the Terminated Lender’s Commitment to be assigned to each Replacement Lender) indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders its Loans (if any) then outstanding pro rata as aforesaid), (ii) the Terminated Lender shall endorse its Note, payable without recourse, representation or warranty to the order of the Replacement Lender or Replacement Lenders (pro rata as aforesaid), (iii) the Replacement Lender or Replacement Lenders shall purchase the Note held by the Terminated Lender (pro rata as aforesaid) at a price equal to the unpaid principal amount thereof plus interest and fees accrued and unpaid to the Termination Date, (iv) the Replacement Lender or Replacement Lenders will thereupon (pro rata as aforesaid) succeed to and be substituted in all respects for the Terminated Lender with like effect as if becoming a Lender pursuant to the terms of Section 9.1(b) and the Terminated Lender will have the rights and benefits of an assignor under Section 9.1(b) and (v) the Terminated Lender shall have received payment of an amount equal to its Percentage Share of the Loan Balance and accrued interest thereon, accrued fees owed to it and all other amounts due and owing to it hereunder and under the other Loan Documents (including any loss, cost or expense under Section 2.18 incurred up to, but not including, the Termination Date).  To the extent not in conflict, the terms of Section 9.1(b) shall supplement the provisions of this Section 2.20

(e)           Any Terminated Lender (including the Agent in its capacity as a Lender and as Agent) shall reimburse the Borrower for all reasonable and necessary fees and expenses of counsel to the Borrower and, if required by the Replacement Lender or Replacement Lenders, of counsel to the Replacement Lender or Replacement Lenders in connection with replacing such Terminated Lender with a Replacement Lender or Replacement Lenders.

2.21           Regulatory Change.  In the event that by reason of any Regulatory Change or any other circumstance arising after the Closing Date affecting any Lender, such Lender (a) incurs Additional Costs based on or measured by the excess above a level, as prescribed from time to time by any Governmental Authority with jurisdiction, of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on any LIBO Rate Loan is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes any LIBO Rate Loan, or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, at the election of such Lender with notice to the Agent and the Borrower, the obligation of such Lender to make LIBO Rate Loans and to convert Base Rate Loans into LIBO Rate Loans shall be suspended until such time as such Regulatory Change or other circumstance ceases to be in effect, and all such outstanding LIBO Rate Loans shall be converted into Base Rate Loans.

2.22           Letters in Lieu of Transfer Orders or Division Orders.  The Agent agrees that none of the letters in lieu of transfer or division orders provided pursuant to the provisions of Section 3.1(f) or Section 5.7 will be sent to the addressees thereof unless an Event of Default has occurred and is continuing, at which time the Agent may, at its option and in addition to the exercise of any of its other rights and remedies, send any or all of such letters.

2.23           Power of Attorney.  The Borrower hereby designates the Agent as its agent and attorney-in-fact, to act in its name, place, and stead solely for the purpose of completing and, upon the occurrence and the continuance of an Event of Default, delivering any and all of the letters in lieu of transfer or division orders delivered by the Borrower pursuant to the provisions of Section 3.1(f) or Section 5.7, including completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral.  The Borrower hereby ratifies and confirms all that the Agent shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney.  This power of attorney is coupled with the interests of the Agent in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists.  The powers conferred on the Agent by this appointment are solely to protect the interests of the Agent, the Lenders and any other Approved Hedge Counterparties under the Loan Documents with respect to the assignment of production proceeds under certain of the Security Documents and shall not impose any duty upon the Agent to exercise any such powers.  The power of attorney under this Section 2.23 is expressly limited to the rights and powers set forth herein and no additional rights or powers are herein created or implied.  The Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to the Borrower or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

2.24           Security Interest in Accounts; Right of Offset.  As security for the payment and performance of the Obligations, the Borrower hereby transfers, assigns, and pledges to the Agent each Lender and each other Approved Hedge Counterparty (for the pro rata benefit of such Persons) and grants to the Agent, each Lender and each other Approved Hedge Counterparty (for the pro rata benefit of such Persons) a security interest in all of its funds now or hereafter or from time to time on deposit with the Agent, such Lender or such other Approved Hedge Counterparty, with such interest of the Agent, the Lenders and the other Approved Hedge Counterparties to be retransferred, reassigned, and/or released at the expense of the Borrower upon payment in full and complete performance of all Obligations.  All remedies as secured party or assignee of such funds shall be exercisable upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.  Furthermore, the Borrower hereby grants to the Agent, each Lender and each other Approved Hedge Counterparty (for the pro rata benefit of such Persons) the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker’s lien against all of its funds now or hereafter or from time to time on deposit with the Agent, such Lender or such other Approved Hedge Counterparty, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.

ARTICLE III

CONDITIONS

The obligations of the Agent and the Lenders to enter into this Agreement and to make Loans or issue or participate in, as the case may be, Letters of Credit are subject to the satisfaction of the following conditions precedent:

3.1           Receipt of Loan Documents and Other Items.  Neither the Lenders nor the Agent shall have any obligation under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein shall be satisfactory to the Agent and the Lenders, and the Agent and, upon request, any Lender shall have received, reviewed and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more Responsible Officers of the Borrower or other Persons, as the case may be, all in form and substance reasonably satisfactory to the Agent and dated, where applicable, of even date herewith or a date prior thereto and reasonably acceptable to the Agent:

(a)           multiple counterparts of this Agreement as requested by the Agent;

(b)           the Notes to be in place on the Closing Date;

(c)           copies of the organizational documents of the Borrower and each of the Initial Guarantors and all amendments to either, accompanied by a certificate dated the Closing Date issued by the secretary or an assistant secretary or another authorized representative of the Borrower and each of the Initial Guarantors to the effect that each such copy is correct and complete;

(d)           a certificate of incumbency dated the Closing Date, including specimen signatures of all officers or other representatives of the Borrower and each of the Initial Guarantors who are authorized to execute Loan Documents on behalf of the Borrower and each of the Initial Guarantors, respectively, each such certificate being executed by the secretary or an assistant secretary or another authorized representative of the Borrower or the relevant Initial Guarantor, as the case may be;

(e)           copies of resolutions adopted by the governing body of the Borrower and each of the Initial Guarantors approving the Loan Documents to which the relevant Person is a party and authorizing the transactions contemplated herein and therein, accompanied by a certificate dated the Closing Date issued by the secretary or an assistant secretary or another authorized representative of the Borrower or the relevant Initial Guarantor, as the case may be, to the effect that such copies are true and correct copies of resolutions duly adopted and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified or rescinded in any respect and are in full force and effect as of the date of such certificate;

(f)           the following documents continuing in effect or establishing Liens in favor or for the benefit of the Agent, for the benefit of the Secured Creditors, in and to the Collateral, including Mortgaged Properties constituting at least eighty five percent (85%) of the discounted present value, determined by the Agent in its discretion, of the proved reserves attributable to the Oil and Gas Properties of the Borrower and its Domestic Subsidiaries:

(i)
security documents covering Oil and Gas Properties of the Borrower and its Domestic Subsidiaries sufficient for the Borrower and the Initial Guarantors to be in compliance with the provisions of Section 5.5;

(ii)
security documents covering the equity ownership by the Parent in the Borrower and assets of the Borrower and its Subsidiaries as to which a security interest against such assets may be created and perfected under the provisions of the UCC or the Uniform Commercial Code as adopted and in effect in states of the United States of America other than the State of Texas, including the entire equity ownership by the Borrower or any of its Domestic Subsidiaries in the Subsidiary Guarantors which are Initial Guarantors and sixty five percent (65%) of the equity ownership by the Borrower in any of its Subsidiaries which are not Domestic Subsidiaries;

(iii)	a security document covering the equity ownership by the Parent of the Borrower;

(iv)
certificates, if any, evidencing the equity ownership interests referred to in clause (ii) above in this Section 3.1(f) duly endorsed in blank or to each of which a stock, partnership interest or membership interest, as the case may be, power executed in blank has been attached;

(v)	financing statement assignments and financing statements constituent to the documents described in (i) through (iii) above in this Section 3.1(f); and

(vi)
undated letters, in form and substance reasonably satisfactory to the Agent, from the Borrower and/or the relevant Domestic Subsidiary or Domestic Subsidiaries of the Borrower to each purchaser of production and disburser of the proceeds of production from or attributable to the Mortgaged Properties, with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Mortgaged Properties directly to the Agent;

(g)           a Guaranty by the Initial Guarantors in favor of the Agent for the benefit of the Lenders and the other Secured Creditors;

(h)           audited consolidated Financial Statements of the Parent and its consolidated Subsidiaries as of December 31, 2006 and unaudited consolidated Financial Statements of the Parent and its consolidated Subsidiaries, in each case certified by a Responsible Officer of the Parent as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the condition of the Parent on a consolidated basis with its consolidated Subsidiaries, subject, as to such unaudited Financial Statements, to changes resulting from normal year-end audit adjustments;

(i)           certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and, if applicable, good standing of the Borrower and each of the Initial Guarantors in its jurisdiction of organization and in any other jurisdictions where it owns property or does business;

(j)           results of a search of the uniform commercial code records of the Secretary of State of the States of Michigan and Delaware, respectively in the names of the Borrower and each of the Initial Guarantors organized under the laws of the relevant state, respectively, such search reports to be from a source or sources reasonably acceptable to the Agent and reflecting no Liens, other than Permitted Liens, against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement;

(k)           confirmation, reasonably acceptable to the Agent, of the title of the Borrower and its Domestic Subsidiaries, free and clear of Liens other than Permitted Liens, to Mortgaged Properties constituting at least eighty five percent (85%) of the discounted present value, as determined by the Agent in its discretion, of the proved reserves attributable to such Mortgaged Properties;

(l)           confirmation reasonably acceptable to the Agent, that the Oil and Gas Properties of the Borrower and its Subsidiaries are in compliance, in all material respects, with applicable Environmental Laws;

(m)           copies of executed counterparts of all operating, lease, sublease, royalty, sales, exchange, processing, farmout, bidding, pooling, unitization, communitization and other agreements relating to the Mortgaged Properties, as reasonably requested by the Agent or any Lender;

(n)           engineering information regarding the Mortgaged Properties, as reasonably requested by the Agent;

(o)           the opinion of Warner Norcross & Judd, LLP, as counsel to the Borrower and each of the Initial Guarantors organized under the laws of the State of Michigan, in connection with this Agreement and the other Loan Documents to which any of such Persons is a party, substantially in the form attached hereto as Exhibit V;

(p)           the opinion of Vinson & Elkins LLP, as counsel to each of the Initial Guarantors organized under the laws of the State of Delaware and special Texas and New York counsel to the Borrower and each of the Initial Guarantors in connection with this Agreement and the other Loan Documents to which any of such Persons organized under the laws of the State of Delaware and each of the Loan Documents governed by the laws of the State of Texas substantially in the form attached hereto as Exhibit VI.

(q)           the opinion of Burnet, Duckworth & Palmer, Alberta, Canada counsel to the Parent in connection with this Agreement and each of the other Loan Documents to which the Parent is a party, substantially in the form attached hereto as Exhibit VII;

(r)           certificates evidencing the insurance coverage required by the provisions of Section 5.20;

(s)           payment to Amegy of any fees due as of the Closing Date pursuant to the Fee Letter;

(t)           payment from the Borrower for estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Documents and for which invoices have been presented as of the Closing Date;

(u)           copies of all Commodity Hedge Agreements, in form and substance and with counterparties reasonably acceptable to the Agent, for purposes of determining the Borrowing Base as of the Closing Date;

(v)           certificates of Responsible Officers of the Borrower and the Initial Guarantors, respectively, to the effect that all representations and warranties made by the Borrower or the relevant Initial Guarantor, as the case may be, in this Agreement or any other Loan Document in place on the Closing Date are true and correct as of the Closing Date;

(w)           such other agreements, documents, instruments, opinions, certificates, waivers, consents and evidence as the Agent or any Lender may reasonably request;

(x)           confirmation reasonably acceptable to the Agent that no event or circumstance shall have occurred which could reasonably be expected to have a Material Adverse Effect;

(y)           confirmation reasonably acceptable to the Agent of the closing of the transactions which are the subject of the Second Lien Credit Agreement, the use by the Borrower of a portion of the proceeds of the Second Lien Indebtedness to provide funds to the Parent to retire the senior secured Indebtedness of the Parent outstanding prior to the Closing Date and the use of such funds by the Parent for such purpose, together with release documents releasing any (i) Liens against Property of the Parent, the Borrower or any Subsidiary of the Borrower securing payment of such Indebtedness of the Parent and (ii) guarantees of payment of such Indebtedness of the Parent by the Borrower and any Subsidiaries of the Borrower; and

(z)           multiple counterparts of the Intercreditor Agreement, as requested by the Agent.

3.2           Each Loan.  In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make any Loan, other than in connection with a Letter of Credit Payment, unless:

(a)           at least the requisite time prior to the requested date for the relevant Loan, the Borrower shall have delivered to the Agent a Borrowing Request and a funding direction advising the Agent whether the requested Loan should be funded to an account of the Borrower at Amegy or should be funded by wire transfer to an account of another Person (in which case wire transfer instructions shall be included) and each statement or certification made in such Borrowing Request shall be true and correct in all material respects on the requested date for such Loan;

(b)           no Event of Default, Default or Deficiency shall exist or will occur as a result of the making of the requested Loan;

(c)           if requested by the Agent or any Lender, the Borrower shall have delivered evidence satisfactory to the Agent or such Lender substantiating any of the matters contained in this Agreement which are necessary to enable the Borrower to qualify for such Loan;

(d)           the Agent shall have received, reviewed and approved such additional documents and items as described in Section 3.1 as may be reasonably requested by the Agent with respect to such Loan;

(e)           no event shall have occurred which, in the reasonable opinion of the Agent or any of the Lenders, could reasonably be expected to have a Material Adverse Effect;

(f)           each of the representations and warranties of the Borrower or any of the Guarantors contained in this Agreement and the other Loan Documents shall be true and correct in all material respects and shall be deemed to be repeated by the relevant entity as if made on the requested date for such Loan;

(g)           all of the Security Documents shall be in full force and effect;

(h)           neither the consummation of the transactions contemplated hereby nor the making of such Loan shall contravene, violate or conflict with any Requirement of Law; and

(i)           if the Parent or any of its Subsidiaries has formed, after the Closing Date, any Subsidiary, such Subsidiary, if a Domestic Subsidiary, shall have executed and delivered a Joinder Agreement and a Guaranty and, if requested by the Agent, Security Documents covering the assets of such Domestic Subsidiary and the Parent, the Borrower or the relevant Subsidiary of the Parent holding the equity ownership shall have executed and delivered Security Documents covering all of such equity ownership as to such newly formed Domestic Subsidiaries or sixty five percent (65%) of such equity ownership as to such newly formed Subsidiaries which are not Domestic Subsidiaries and taken all other action requested by the Agent or any Lender to perfect the Lien of all such Security Documents.

3.3           Issuance of Letters of Credit.  The obligation of the Agent, as the issuer of the Letters of Credit, to issue, renew, or extend any Letter of Credit is subject to the satisfaction of the following additional conditions precedent:

(a)           the Borrower shall have delivered to the Agent a written (or oral, confirmed promptly in writing) request for the issuance, renewal or extension of a Letter of Credit at least three Business Days prior to the requested issuance, renewal or extension date and a Letter of Credit Application at least one Business Day prior to the requested issuance date; and each statement or certification made in such Letter of Credit Application shall be true and correct in all material respects on the requested date for the issuance of such Letter of Credit;

(b)           no Event of Default, Default or Deficiency shall exist or will occur as a result of the issuance, renewal, or extension of such Letter of Credit;

(c)           if requested by the Agent or any Lender, the Borrower shall have delivered evidence reasonably satisfactory to the Agent or such Lender substantiating any of the matters contained in this Agreement which are necessary to enable the Borrower to qualify for such Letter of Credit;

(d)           the Agent shall have received, reviewed, and approved such additional documents and items as described in Section 3.1 as may be reasonably requested by the Agent with respect to such Letter of Credit;

(e)           no event shall have occurred which, in the reasonable opinion of the Agent or any of the Lenders, could reasonably be expected to have a Material Adverse Effect;

(f)           each of the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects and shall be deemed to be repeated by the Borrower as if made on the requested date for issuance, renewal or extension of such Letter of Credit;

(g)           all of the Security Documents shall be in full force and effect;

(h)           neither the consummation of the transactions contemplated hereby nor the issuance, renewal or extension of such Letter of Credit shall contravene, violate or conflict with any Requirement of Law; and

(i)           the terms, provisions and beneficiary of the Letter of Credit or such renewal or extension shall be satisfactory to the Agent, as the issuer of the Letters of Credit, in its reasonable discretion.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement, to induce the Agent to issue and renew Letters of Credit, and to induce the Lenders to make the Loans and to participate in Letters of Credit, the Borrower and each of the Guarantors represents and warrants to the Agent and each Lender (which representations and warranties shall survive the delivery of the Notes) that:

4.1           Due Authorization.  The execution and delivery by it of this Agreement and the borrowings by the Borrower hereunder, the execution and delivery by the Borrower of the Notes, the repayment by the Borrower of the Notes and interest and fees provided for in the Notes, this Agreement and the Fee Letter, the execution and delivery of the Security Documents to which it is a party and the performance by it of its obligations under the Loan Documents to which it is a party are within the power of the Borrower or such Person as the case may be, have been duly authorized by all necessary action by the Borrower or such Person, as the case may be, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument or other agreement to which it is a party or by which any of its Property may be presently bound or encumbered or (d) result in or require the creation or imposition of any Lien in, upon or on any of its Property under any such indenture, instrument, or other agreement, other than under any of the Loan Documents.

4.2           Existence.  Each of the Borrower and the Guarantors is a corporation, a limited partnership, a limited liability company or other entity, as the case may be, duly organized, legally existing and, if applicable, in good standing under the laws of the state of its organization or formation and is duly qualified as a foreign limited partnership or limited liability company and, if applicable, in good standing in all jurisdictions wherein the ownership of its Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify would not have a Material Adverse Effect.

4.3           Valid and Binding Obligations.  Each Loan Document to which it is a party, when duly executed and delivered by it, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.4           Security Documents.  The provisions of each Security Document executed by it are effective to create, in favor of the Agent, a legal, valid and enforceable Lien in all of its right, title and interest in the Collateral described therein, which Lien, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, constitutes a fully perfected first-priority Lien (except as to Permitted Liens) on all of its right, title and interest in the Collateral described therein.

4.5           Title to Oil and Gas Properties.  Except as set forth in Schedule 4.5, it has good and defensible title to all of its Oil and Gas Properties referenced in the most recent Reserve Report, free and clear of all Liens except Permitted Liens.  Except as set forth in Schedule 4.5, no Person other than it has any ownership interest, whether legal or beneficial, in its interest in any of its Oil and Gas Properties referenced in the most recent Reserve Report which could reasonably be expected to have a Material Adverse Effect.

4.6           Scope and Accuracy of Financial Statements.  The consolidated Financial Statements of the Parent and its consolidated Subsidiaries provided to the Agent in satisfaction of the condition set forth in Section 3.1(h) present fairly the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries in accordance with GAAP as at the relevant point in time or for the period indicated, as applicable.  No event or circumstance has occurred since September 30, 2007, which could reasonably be expected to have a Material Adverse Effect.

4.7           No Material Misstatements.  No information, exhibit, statement or report furnished to the Agent or any Lender by it or at its direction in connection with this Agreement or any other Loan Document contains any material misstatement of fact or omits to state a material fact or  any fact necessary to make the statements contained therein not misleading as of the date made or deemed made; provided that, with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; and provided, further, that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that none of the Parent, the Borrower and the Subsidiary Guarantors represents or warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

4.8           Liabilities and Litigation.  Other than as reflected in the Financial Statements provided to the Agent in satisfaction of the condition set forth in Section 3.1(h) or listed on Schedule 4.8 under the heading “Liabilities”, neither the Borrower nor any of the Guarantors has any liabilities, direct or contingent, which may materially and adversely affect its business or operations or its ownership of the Collateral.  Except as set forth under the heading “Litigation” on Schedule 4.8, no litigation or other action of any nature affecting the Borrower or any of the Guarantors is pending before any Governmental Authority or, to the best of its knowledge, threatened against or affecting it or any of its Subsidiaries which might reasonably be expected to result in any impairment of its ownership of any Collateral or have a Material Adverse Effect.

4.9           Authorizations; Consents.  Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by it of the Loan Documents to which it is a party or any instrument contemplated hereby, the repayment by the Borrower of the Notes and interest and fees provided in the Notes, this Agreement and the Fee Letter, or the performance by the Borrower of the Obligations.

4.10           Compliance with Laws.  It and its Properties, including any Mortgaged Properties and Oil and Gas Properties owned by it, are in compliance in all material respects with all applicable Requirements of Law, including Environmental Laws, except in each case as could not reasonably be expected to have a Material Adverse Effect.

4.11           ERISA.  It does not maintain, nor has it maintained, any Plan.  It does not currently contribute to or have any obligation to contribute to or otherwise have any liability with respect to any Plan and ERISA.

4.12           Environmental Laws.  Except as would not have a Material Adverse Effect or as described on Schedule 4.12:

(a)           no Property owned by it, or, to its knowledge, Property of others adjacent to Property owned by it, is currently on or has ever been on any federal or state list of Superfund Sites;

(b)           no Hazardous Substances have been generated, transported, and/or disposed of by it at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

(c)           except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by it or from, affecting or related to any Property owned by it has occurred; and

(d)           no Environmental Complaint has been received by it.

4.13           Compliance with Federal Reserve Regulations.  It has not taken any action that would result in any transaction contemplated by the Loan Documents, being in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

4.14           Investment Company Act Compliance.  It is not an “investment company” or subject to regulation as an “investment company” within the meaning of the Investment Company Act of 1940.

4.15           Proper Filing of Tax Returns; Payment of Taxes Due.  It has duly and properly filed its United States income tax returns and all other tax returns which are required to be filed and has paid all taxes shown as due from it thereon, except such as are being contested in good faith and as to which adequate provisions and disclosures have been made or as could not reasonably be expected to have a Material Adverse Effect.  The respective charges and reserves on its books with respect to taxes and other governmental charges are adequate, except as could not reasonably be expected to have a Material Adverse Effect.

4.16           Refunds.  Except as described on Schedule 4.16 , no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any other Governmental Authority exist which could result in it being required to refund any portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Mortgaged Property or other Oil and Gas Properties owned by it, except as could not reasonably be expected to have a Material Adverse Effect.

4.17           Gas Contracts.  Except as described on Schedule 4.17, (a) it is not obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Mortgaged Property or other Oil and Gas Properties owned by it at some future date without receiving full payment therefor within 90 days of delivery, and (b) it has not produced gas, in any material amount, subject to, and neither it nor any of the Mortgaged Properties  or other Oil and Gas Properties owned by it is subject to, balancing rights of third parties or subject to balancing duties under Requirements of Law, except as to such matters for which it has established monetary reserves adequate in amount to satisfy such obligations and has segregated such reserves from other accounts or as could not reasonably be expected to have a Material Adverse Effect.

4.18           Intellectual Property.  Except as could not reasonably be expected to have a Material Adverse Effect, it owns or is licensed to use all Intellectual Property necessary to conduct its business as currently conducted.  Except as could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted or is pending by any Person with respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and it knows of no valid basis for any such claim.  Except as could not reasonably be expected to have a Material Adverse Effect, the use of such Intellectual Property by it does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on its part.

4.19           Casualties or Taking of Property.  Except as disclosed on Schedule 4.19, since the later of (a) September 30, 2007, or (b) the date of the most recent Financial Statements furnished to the Agent pursuant to either Section 5.2 or Section 5.3, neither its business nor any of its Property has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God, except as could not reasonably be expected to have a Material Adverse Effect.

4.20           Principal Location.  Its principal place of business and chief executive office is located at its address set forth in Section 9.3 or at such other location as it may have, by proper written notice hereunder, advised the Agent.

4.21           Subsidiaries.  Except as set forth on Schedule 4.21, neither the Borrower nor any of the Guarantors has any Subsidiaries.

4.22           Compliance with Anti-Terrorism Laws.  j) Neither the Borrower, any of the Guarantors nor any Affiliate of any of them is in violation of any Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           Neither the Borrower, any of the Guarantors nor any Affiliate of any of them is any of the following (each a “Blocked Person”):

(i)	a Person that is listed in the annex, to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)	a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)	a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)
a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(vi)	a Person or entity who is affiliated with a Person or entity listed above.

(c)           Neither the Borrower, any of the Guarantors nor any Affiliate of any of them (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(d)           Neither the Borrower, any of the Guarantors nor any Affiliate of any of them is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

4.23           Identification Numbers.  The federal taxpayer identification number and the organizational number with the Secretary of State of the state of its organization or formation are as set out on Schedule 4.23.

4.24           Solvency.  Immediately after the Closing and immediately following the making of each Loan made on the Closing Date and following the making of any Loan made after the Closing Date, after giving effect to the application of the proceeds of each such Loan, (a) the fair value of the assets of each of the Borrower, and the Guarantors, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, at a fair valuation; (b) the present fair saleable value of the property of each of the Borrower, and the Guarantors will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of the Borrower and the Guarantors will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) neither the Borrower, nor any of the Guarantors will have unreasonably small capital with which to conduct the business in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid or any Commitment exists, each of the Borrower and the other Guarantors shall (provided that Section 5.14 shall apply only to the Borrower):

5.1           Maintenance and Access to Records.  Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Agent or any Lender, make such records available for inspection by the Agent or any Lender and, at its expense, allow the Agent or any Lender to make and take away copies thereof.

5.2           Quarterly Financial Statements and Compliance Certificates.  Deliver to the Agent and, upon request, any Lender, on or before the 90th day after the close of each quarterly period of each fiscal year of the Parent, (a) a copy of the unaudited consolidated and consolidating Financial Statements of the Parent and its consolidated Subsidiaries as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by a Responsible Officer of the Parent as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the financial condition of the Parent on a consolidated basis with its consolidated Subsidiaries, subject to changes resulting from normal year end audit adjustments, and (b) a Compliance Certificate prepared, as to Section 2 thereof, as of the close of such quarterly period.

5.3           Annual Financial Statements and Compliance Certificate.  Deliver to the Agent and, upon request, any Lender, on or before the 150th day after the close of each fiscal year of the Parent, commencing with that ending on December 31, 2007, (a) a copy of the annual audited consolidated Financial Statements of the Parent and its consolidated Subsidiaries and the unaudited consolidating Financial Statements of the Parent and its consolidated Subsidiaries, such Financial Statements to be certified by a Responsible Officer of the Parent as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the financial condition of the Parent on a consolidated basis with its consolidated Subsidiaries, with such audited Financial Statements accompanied by an unqualified opinion from BDO Seidman LLP or another nationally recognized or regionally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Agent, and (b) a Compliance Certificate prepared, as to Section 2 thereof, as of the close of the relevant fiscal year.

5.4           Oil and Gas Reserve Reports and Production Reports.  k) Deliver to the Agent and, upon request, any Lender, no later than each February 28 during the term of this Agreement, an engineering report, in form and substance reasonably satisfactory to the Agent, prepared as of the preceding December 31 and certified by Netherland Sewell & Associates, Inc., or another nationally or regionally recognized firm of independent consulting petroleum engineers acceptable to the Agent as fairly and accurately setting forth (i) the proved developed producing and non-producing and proved undeveloped oil and gas reserves (separately classified as such) attributable to the Mortgaged Properties and other Oil and Gas Properties of the Borrower and its Subsidiaries, (ii) the aggregate present value of the future net income with respect to proved and producing reserves attributable to the Mortgaged Properties and other Oil and Gas Properties of the Borrower and its Subsidiaries, discounted at a stated per annum discount rate, (iii) projections of the annual rate of production, gross income, and net income with respect to such proved and producing reserves, (iv) information with respect to the “take-or-pay,” “prepayment,” and gas-balancing liabilities of the Borrower or the relevant Subsidiary of the Borrower with respect to such reserves and (v) general economic assumptions.

(b)           Deliver to the Agent and, upon request, any Lender, no later than each August 31 during the term of this Agreement, an engineering report, in substantially the format of and providing the information provided in the engineering reports provided pursuant to Section 5.4(a), prepared as of the preceding June 30 and certified, at the election of the Borrower, by either the chief operating officer or senior reserve engineer of the Parent or Netherland Sewell & Associates, Inc., or another nationally or regionally recognized firm of independent consulting petroleum engineers acceptable to the Agent as fairly and accurately setting forth the information provided therein.

(c)           Deliver to the Agent and, upon request, any Lender, in connection with each unscheduled redetermination of the Borrowing Base, an engineering report, in substantially the format of and providing the information provided in the engineering report provided pursuant to Section 5.4(a), prepared as of a date no more than 60 days prior to such redetermination date (an in the case of an unscheduled redetermination requested by the Agent and the Lenders, within 60 days of such request) and certified, at the election of the Borrower, by either the chief operating officer or senior reserve engineer of the Parent or Netherland Sewell & Associates, Inc., or another nationally or regionally recognized firm of independent consulting petroleum engineers acceptable to the Agent as fairly and accurately setting forth the information provided therein.

(d)           Deliver to the Agent no later than 90 days following the end of each calendar quarter, a report, in form reasonably satisfactory to the Agent, setting forth information as to quantities of production from the Mortgaged Properties and other Oil and Gas Properties of the Borrower and its Subsidiaries, volumes of production sold, pricing, gross revenues, lease operating expenses and such other information as the Agent may reasonably request with respect to the relevant quarterly period.

5.5           Title Opinions; Title Defects; Mortgaged Properties.  Promptly upon the request of the Agent, (a) furnish to the Agent title opinions, in form and substance and by counsel reasonably satisfactory to the Agent, or other confirmation of title reasonably acceptable to the Agent, covering Oil and Gas Properties of the Borrower and its Subsidiaries the discounted present value of the proved reserves attributable to which, in the aggregate, equals no less than eighty five percent (85%) of the aggregate discounted present value of the proved reserves attributable to the combined Oil and Gas Properties of the Borrower and other Domestic Subsidiaries of the Parent used in the most recent redetermination of the Borrowing Base as provided in Section 2.10; promptly, but in any event within 60 days after notice by the Agent of any defect having a material effect on the value of any material Oil and Gas Property and resulting in the Borrower or the relevant Domestic Subsidiary not having defensible title to its interest in such Oil and Gas Property, clear such title defects; and promptly upon request of the Agent, execute and deliver to the Agent additional Security Documents as necessary to maintain, as Mortgaged Properties, Oil and Gas Properties of the Borrower and other Domestic Subsidiaries of the Parent constituting no less than eighty five percent (85%) of the aggregate discounted present value of the proved reserves attributable to the combined Oil and Gas Properties of the Borrower and its Subsidiaries used in the most recent redetermination of the Borrowing Base as provided in Section 2.10.

5.6           Notices of Certain Events.  Deliver to the Agent, promptly, but in no event later than the fifth Business Day after having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the relevant Business Entity or its general partner and setting forth the relevant event or circumstance and the steps being taken by the relevant Business Entity with respect to such event or circumstance:

(a)           any Default or Event of Default;

(b)           any default by it under any contractual obligation or any litigation, investigation, or proceeding between it and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding involving it as a defendant or in which any of its Property is subject to a claim and in which the amount involved is $1,000,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought which injunctive or similar relief, if granted, could reasonably be expected to have a Material Adverse Effect;

(d)           the receipt by it of any Environmental Complaint, which if adversely determined could reasonably be expected to have a Material Adverse Effect;

(e)           any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any of its Property following any allegation of a violation of any Requirement of Law which if adversely determined could reasonably be expected to have a Material Adverse Effect;

(f)           any Release of Hazardous Substances by it or from, affecting, or related to any of its Property or Property of others adjacent to any of its Property which could reasonably be expected to have a Material Adverse Effect, except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

(g)           except as to the Parent, any change in its ownership; and

(h)           any other event or condition which could reasonably be expected to have a Material Adverse Effect.

5.7           Letters in Lieu of Transfer Orders or Division Orders.  Promptly upon request by the Agent at any time and from time to time, and without limitation on the rights of the Agent pursuant to the provisions of Section 2.22 and Section 2.23, execute such letters in lieu of transfer or division orders, in addition to the letters delivered to the Agent in satisfaction of the condition set forth in Section 3.1(f), as are necessary or appropriate to transfer and deliver to the Agent proceeds from or attributable to any Mortgaged Property.

5.8           Commodity Hedging.  Except as could not reasonably be expected to have a Material Adverse Effect, comply in all material respects with any Commodity Hedge Agreements entered into by the Borrower or any Subsidiary of the Borrower subsequent to the Closing Date and not in violation of the provisions of Section 6.1.

5.9           Additional Guaranties and Security Documents.  Execute and deliver Security Documents covering all of its equity ownership in each Domestic Subsidiary of the Parent formed after the Closing Date or sixty five percent of the equity ownership in any Subsidiary of the Parent formed after the Closing Date which is not a Domestic Subsidiary of the Parent and take all other action requested by the Agent or any Lender to perfect the Lien of all such Security Documents and cause each Domestic Subsidiary of the Parent formed after the Closing Date to execute and deliver a Joinder Agreement, a Guaranty in favor of the Agent, for the benefit of the Lenders and the other Secured Creditors, and Security Documents, as requested by the Agent, in favor or for the benefit of the Agent, for the benefit of the Lenders and the other Secured Creditors, covering assets of such Domestic Subsidiary and take all such other action requested by the Agent or any Lender to perfect the Lien of such Security Documents.

5.10           Additional Information.  Furnish to the Agent and any Lender, promptly upon the request of the Agent or any Lender, such additional financial or other information concerning its assets, liabilities, operations and transactions as the Agent or any Lender may from time to time reasonably request; and notify the Agent not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including any change in its name or jurisdiction of organization; and upon the request of the Agent, execute such additional Security Documents as may be necessary or appropriate in connection therewith.

5.11           Compliance with Laws.  Comply with all applicable Requirements of Law, including (a) ERISA, (b) Environmental Laws and (c) all permits, licenses, registrations, approvals, and authorizations (i) related to any natural or environmental resource or media located on, above, within, related to or affected by any of its Property, (ii) required for the performance of its operations, or (iii) applicable to the use, generation, handling, storage, treatment, transport or disposal of any Hazardous Substances, except for any noncompliance which could not reasonably be expected to have a Material Adverse Effect; and use commercially reasonable efforts to cause all of its employees, crew members, agents, contractors, subcontractors and future lessees (pursuant to appropriate lease provisions), while such Persons are acting within the scope of their relationship with it, to comply with all such Requirements of Law as may be necessary or appropriate to enable it to so comply.

5.12           Payment of Assessments and Charges.  Pay all taxes, assessments, governmental charges, rent and other Indebtedness which, if unpaid, might become a Lien against any of its Property, except any of the foregoing being contested in good faith and as to which an adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.

5.13           Maintenance of Existence or Qualification and Good Standing.  Maintain its separate corporate, limited partnership or limited liability company existence and identity, as the case may be, and, if applicable, good standing in its jurisdiction of organization and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted by it necessitates same.

5.14           Payment of Notes; Performance of Obligations.  Pay the Notes according to the reading, tenor and effect thereof, as modified hereby, and do and perform every act and discharge all of the other Obligations of the Borrower.

5.15           Further Assurances.  Promptly upon written request of the Agent cure any defects in the execution and delivery of any of the Loan Documents to which it is a party and all agreements contemplated thereby, and execute, acknowledge and deliver to the Agent or any Lender such other assurances and instruments as shall, in the reasonable opinion of the Agent or any Lender, be necessary to fulfill the terms of the Loan Documents to which it is a party.

5.16           Initial Expenses of Agent.  Upon request by the Agent, promptly reimburse the Agent for, or pay directly to such special counsel, all reasonable fees and expenses of Jackson Walker L.L.P., special counsel to the Agent, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Documents and the consummation of the transactions contemplated in this Agreement.

5.17           Subsequent Expenses of Agent and Lenders.  Upon request by the Agent, promptly reimburse the Agent (to the fullest extent permitted by law) for all third party, out of pocket amounts reasonably expended, advanced or incurred by or on behalf of the Agent or any Lender to satisfy any of its obligations under any of the Loan Documents; to collect the Obligations; to ratify, amend, restate or prepare additional Loan Documents, as the case may be; for the filing and recordation of Security Documents; to enforce the rights of the Agent or any of the Lenders under any of the Loan Documents; and to protect its Properties or business, including the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the relevant Person by the Agent and which amounts shall include (a) all court costs, (b) reasonable attorneys’ fees, (c) reasonable fees and expenses of auditors, accountants, and independent petroleum engineers as provided in the Fee Letter or incurred to protect the interests of the Agent, the Lenders and any other Approved Hedge Counterparties, (d) fees and expenses incurred in connection with the participation by the Agent and the Lenders as members of the creditors’ committee in any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in §362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to §1129 Title 11 of the United States Code all reasonably incurred by the Agent and the Lenders in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Adjusted Base Rate plus the relevant Applicable Margin on each such amount from the date of notification that the same was expended, advanced, or incurred by the Agent or any Lender until the date it is repaid to the Agent or such Lender, with the obligations under this Section 5.17 surviving the non-assumption of this Agreement in any Insolvency Proceeding and being binding upon it and/or a trustee, receiver, custodian, or liquidator of it  appointed in any such case.

5.18           Operation of Oil and Gas Properties.  Develop, maintain and operate or, to the extent that the right or obligation to do so rests with another Person, exercise commercially reasonable efforts to cause such other Person to develop, maintain and operate its Oil and Gas Properties in a manner reasonably determined by it to be prudent and workmanlike and in accordance with customary industry standards.

5.19           Maintenance and Inspection of Properties.  Maintain or, to the extent that the right or obligation to do so rests with another Person, exercise commercially reasonable efforts to cause such other Person to maintain all of its material tangible Properties in good repair and condition, ordinary wear and tear excepted; make or, to the extent that the right or obligation to do so rests with another Person, exercise commercially reasonable efforts to cause such other Person to make all necessary replacements thereof and operate such Properties in a manner reasonably determined by it to be good and workmanlike; and permit any authorized representative of the Agent or any Lender, upon prior notice to visit and inspect, at reasonable times, any of its tangible Property.

5.20           Maintenance of Insurance.  Maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers reasonably acceptable to the Agent, name the Agent as an additional insured (in the case of liability insurance) and co-loss payee (in the case of physical damage insurance), and, upon any renewal of any such insurance and at other times upon request by the Agent, furnish to the Agent evidence, reasonably satisfactory to the Agent, of the maintenance of such insurance.  The Agent shall have the right to collect, and each of the Borrower and the Guarantors hereby assigns to the Agent, any and all monies that may become payable under any policies of insurance relating to business interruption or by reason of damage, loss or destruction of any of the Collateral.  In the event of any damage, loss or destruction for which insurance proceeds relating to business interruption or Collateral exceed $1,000,000, the Agent may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to interest and then to principal, and shall deliver to the Borrower or the relevant Guarantor, as the case may be, the balance, if any, after such application has been made.  In the event of any such damage, loss or destruction for which insurance proceeds are $1,000,000 or less, provided that no Default or Event of Default has occurred and is continuing, the Agent shall deliver any such proceeds received by it to the Borrower or the relevant Guarantor, as the case may be, for use to repair or replace the damaged, destroyed or lost property.  In the event the Agent receives insurance proceeds not attributable to Collateral or business interruption, the Agent shall deliver any such proceeds to the Borrower or the relevant Guarantor, as the case may be.

5.21           ENVIRONMENTAL INDEMNIFICATION.  INDEMNIFY AND HOLD THE AGENT AND EACH OF THE LENDERS AND THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE AGENT OR THE LENDERS UNDER ANY SECURITY DOCUMENT (EACH OF THE FOREGOING AN “INDEMNITEE”) HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL REASONABLE COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING ATTORNEYS’ FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY OF ITS PROPERTY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON ANY OF ITS PROPERTY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY IT OR ANY OF ITS PREDECESSORS IN TITLE, EMPLOYEES, AGENTS, CONTRACTORS OR SUBCONTRACTORS OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY OF ITS PROPERTY, (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY IT OR ANY OF ITS EMPLOYEES, AGENTS, CONTRACTORS, OR SUBCONTRACTORS WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH IT, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (E) THE PERFORMANCE AND ENFORCEMENT OF ANY LOAN DOCUMENT OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING ANY SUCH CLAIM, LOSS, DAMAGE, LIABILITY, FINE, PENALTY, CHARGE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, ORDER, JUDGMENT, REMEDIAL ACTION, REQUIREMENT, ENFORCEMENT ACTION, COST OR EXPENSE, ARISING FROM THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), WHETHER SOLE OR CONCURRENT, OF ANY INDEMNITEE; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT, UNLESS ALL SUCH OBLIGATIONS HAVE BEEN SATISFIED WHOLLY IN CASH AND NOT BY WAY OF REALIZATION AGAINST ANY COLLATERAL OR THE CONVEYANCE OF ANY PROPERTY IN LIEU THEREOF, PROVIDED THAT SUCH INDEMNITY SHALL NOT EXTEND TO ANY ACT OR OMISSION BY THE AGENT OR ANY LENDER WITH RESPECT TO ANY PROPERTY SUBSEQUENT TO THE AGENT OR ANY LENDER BECOMING THE OWNER OF SUCH PROPERTY AND WITH RESPECT TO WHICH PROPERTY SUCH CLAIM, LOSS, DAMAGE, LIABILITY, FINE, PENALTY, CHARGE, PROCEEDING, ORDER, JUDGMENT, ACTION OR REQUIREMENT ARISES SUBSEQUENT TO THE ACQUISITION OF TITLE THERETO BY THE AGENT OR ANY LENDER. ALL AMOUNTS DUE UNDER THIS SECTION 5.21 SHALL BE PAYABLE ON WRITTEN DEMAND THEREFOR.

5.22           GENERAL INDEMNIFICATION.  INDEMNIFY AND HOLD EACH INDEMNITEE HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING REASONABLE COUNSEL FEES AND EXPENSES (INCLUDING THE ALLOCATED COST OF INTERNAL COUNSEL), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN ANY WAY CONNECTED WITH, OR AS A RESULT OF (A) THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE PERFORMANCE BY THE PARTIES HERETO AND THERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER AND THEREUNDER AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, (B) THE USE OF PROCEEDS OF THE LOANS OR LETTERS OF CREDIT, OR (C) ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER OR NOT ANY INDEMNITEE IS A PARTY THERETO, INCLUDING ANY SUCH LOSS, CLAIM, DAMAGE, LIABILITY OR EXPENSE ARISING FROM THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), WHETHER SOLE OR CONCURRENT, OF ANY INDEMNITEE; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT. ALL AMOUNTS DUE UNDER THIS SECTION 5.22 SHALL BE PAYABLE ON WRITTEN DEMAND THEREFOR.

5.23           Evidence of Compliance with Anti-Terrorism Laws.  Deliver to the Agent and any Lender any certification or other evidence requested from time to time by the Agent or such Lender, in their reasonable discretion, confirming its compliance with the provisions of Section 6.18.

5.24           GeoStar Rescission Amount.  Within 90 days of the close of each quarter of each fiscal year of the Parent, deliver to the Agent a certificate signed by a Responsible Officer of the Parent setting forth the GeoStar Rescission Amount as of the close of the quarter just ended and including detail as to the calculation of such GeoStar Rescission Amount reasonably satisfactory to the Agent.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid or any Commitment exists, neither the Borrower nor any of the Guarantors will:

6.1           Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured accounts payable, taxes and other assessments, in each case incurred in the ordinary course of business and which are not unpaid in excess of 90 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made, (c) Indebtedness under Commodity Hedge Agreements, including reimbursement obligations under letters of credit securing or supporting such Indebtedness, with any Approved Hedge Counterparty, Secured Third Party Hedge Counterparty or, so long as each such Person is acceptable to the Agent, other counterparties, provided that (i) such agreements shall not be for a term in excess of three years and shall not be entered into with respect to more than seventy five percent (75%), of the projected production of proved developed producing volumes of each commodity category, as reflected in each Reserve Report provided pursuant to the provisions of Section 5.4 during the term of the relevant agreement, and (ii) the floor prices in such agreements are not less than the prices used by the Agent in its most recent Borrowing Base determination as of the time the relevant agreement is entered into, (d) Indebtedness under Interest Rate Hedge Agreements with any Approved Hedge Counterparty, Secured Third Party Hedge Counterparty or, so long as each such Person is acceptable to the Agent, other counterparties, provided that such agreements shall not be entered into with respect to notional principal amounts in excess of seventy five percent (75%) of the Loan Balance, (e) Indebtedness incurred with respect to all or a portion of the purchase price of Property acquired in the ordinary course of business not exceeding $500,000 in the aggregate for the Parent on a consolidated basis with its Subsidiaries, (f) the Second Lien Indebtedness, (g) the Indebtedness listed on Schedule 6.1, (h) Indebtedness from time to time owing by any Subsidiary of the Parent to the Parent, the Borrower or any other Subsidiary Guarantor, and (i) other unsecured Indebtedness or Indebtedness secured by a Permitted Lien not exceeding, in the aggregate at any time, $100,000 for the Parent on a consolidated basis with its consolidated Subsidiaries.

6.2           Contingent Obligations.  Create, incur, assume, or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees, performance surety or other bonds or endorsements of items deposited for collection, in each case provided in the ordinary course of business, (b) trade credit incurred or operating leases entered into in the ordinary course of business, (c) the Guaranties or (d) guaranties provided pursuant to the Second Lien Credit Agreement.

6.3           Liens.  Create, incur, assume or suffer to exist any Lien on any of its Oil and Gas Properties or any other Property, whether now owned or hereafter acquired; provided, however, the foregoing restriction shall not apply to Permitted Liens.

6.4           Sales of Assets.  Sell, transfer or otherwise dispose of, in one or any series of transactions, any of its Property, whether now owned or hereafter acquired, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to (a) the sale of hydrocarbons or inventory in the ordinary course of business, provided that no contract for the sale of hydrocarbons shall obligate the relevant Person to deliver hydrocarbons produced from any of its Oil and Gas Properties at some future date without receiving full payment therefor within 60 days of delivery, (b) the sale or other disposition of Property destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business in which it is used, (c) the sale, transfer or other disposition of Property from the Parent or the Borrower to the Borrower or the Domestic Subsidiaries of the Parent or from the Subsidiaries of the Parent to the Borrower, (d) so long as no Default or Event of Default exists, sales or other dispositions of Oil and Gas Properties or of Subsidiaries of the Parent holding Oil and Gas Properties between redeterminations of the Borrowing Base as provided in Section 2.10 the aggregate loan value of which, as assigned thereto by the Agent in the most recent setting of the Borrowing Base in accordance with the provisions of Section 2.10, equals ten percent (10%) or less of the amount of the then existing Borrowing Base; provided, however, in connection with any such transaction, the then existing Borrowing Base shall be automatically reduced by an amount equal to such loan value of the relevant Mortgaged Properties and furtherprovided, however, that, upon consummation of any such transaction, if a Deficiency exists, the Borrower shall proceed to cure such Deficiency in accordance with the provisions of Section 2.11(a) or (e) so long as no Default or Event of Default exists, sales or other dispositions of Oil and Gas Properties or Subsidiaries of the Parent holding Oil and Gas Properties between redeterminations of the Borrowing Base as provided in Section 2.10 the aggregate loan value of which, as assigned thereto by the Agent in the most recent setting of the Borrowing Base in accordance with the provisions of Section 2.10, exceeds ten percent (10%) of the amount of the then existing Borrowing Base with the consent of the Agent and the Required Lenders; provided, however, that the Borrowing Base to be in effect immediately upon consummation of any such transaction shall be established by the Agent, with the approval of the Lenders as required pursuant to the provisions of Section 9.9, prior to consummation of the transaction, and furtherprovided, however, that upon consummation of any such transaction, if a Deficiency exists, the Borrower shall proceed to cure any such Deficiency in accordance with the provisions of Section 2.11(a).

6.5           Leasebacks.  Enter into any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.

6.6           Sale or Discount of Receivables.  Except to minimize losses on bona fide debts previously contracted, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable; provided, however, the foregoing restriction shall not apply to any forgiveness or other reduction of amounts receivable from GeoStar in connection with any settlement of any dispute between the Parent or any of its Subsidiaries and GeoStar.

6.7           Loans or Advances.  Make or agree to make or allow to remain outstanding any loans or advances to any Person; provided, however, the foregoing restriction shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, (b) advances to employees for the payment of expenses in the ordinary course of business not exceeding $50,000 in the aggregate for the Parent on a consolidated basis with its consolidated Subsidiaries, (c) loans or advances by the Parent to the Borrower or by the Borrower or any Domestic Subsidiary of the Parent to a Subsidiary Guarantor or (d) loans or advances by the Parent, the Borrower or any Domestic Subsidiary of the Parent to any Subsidiary of the Parent which is not a Subsidiary Guarantor, so long as not exceeding, in the aggregate outstanding at any time, $10,000,000 when taken with Investments permitted by clauses (g) and (h) of the proviso in Section 6.8.

6.8           Investments.  Make or acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to the purchase or acquisition of (a) Oil and Gas Properties, (b) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, with maturities of no more than one year, (ii) commercial paper of a domestic issuer rated at the date of acquisition at least P-2 by Moody’s Investor Service, Inc. or A-2 by Standard & Poor’s Corporation and with maturities of no more than one year from the date of acquisition or (iii) repurchase agreements covering debt securities or commercial paper of the type permitted in this Section, certificates of deposit, demand deposits, eurodollar time deposits, overnight bank deposits and bankers’ acceptances, with maturities of no more than one year from the date of acquisition, issued by or acquired from or through any Lender or any bank or trust company organized under the laws of the United States of America or any state thereof and having capital surplus and undivided profits aggregating at least $100,000,000, (c) other short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section 6.8, (d) Investments in money-market funds sponsored or administered by Persons acceptable to the Agent and which funds invest in short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section 6.8, (e) evidences of loans or advances not prohibited by the provisions of Section 6.7, (f) Investments by the Parent in the Borrower or by the Borrower or any Domestic Subsidiary of the Parent in a Subsidiary Guarantor, (g) the acquisition by the Borrower of up to a thirty five percent (35%) equity interest in Narrabri Power Pty Ltd, an Australian proprietary limited company, for a purchase price not to exceed $4,000,000 and further Investments by the Borrower in such entity, so long as the aggregate Investments by the Borrower pursuant to this clause (g), including such initial purchase price, do not exceed $8,000,000 or (h) other Investments made by the Parent, the Borrower or any Domestic Subsidiary in any Subsidiary of the Parent which is not a Subsidiary Guarantor, so long as not exceeding, in the aggregate $10,000,000 when taken together with (i) the aggregate Investments made pursuant to the immediately preceding clause (g) and (ii) the aggregate outstanding balance of loans and advances permitted by clause (d) of the proviso in Section 6.7.

6.9           Dividends, Distributions and Certain Payments.  Declare, pay or make, whether in cash or Property, any dividend or distribution on, or purchase redeem or otherwise acquire for value, any of its equity interests; provided, however, the foregoing restriction shall not apply to (a) dividends paid in equity interests, (b) dividends or distributions made to the Borrower or any of its Domestic Subsidiaries by any of their respective Domestic Subsidiaries or purchases or redemptions by the Borrower or any of its Domestic Subsidiaries of any equity interests of any of its Domestic Subsidiaries, (c) so long as no Default or Event of Default exists or would result therefrom, dividends and distributions made by the Borrower to the Parent or purchases or redemptions by the Parent of equity interests in the Borrower; provided, however, that such dividends, distributions, purchases or redemptions made by the Borrower to the Parent shall not exceed the amount necessary for (i) the repayment on the Closing Date, with proceeds of the Second Lien Indebtedness used to fund such dividends, distributions, purchases or redemptions, of the senior secured Indebtedness of the Parent outstanding prior to the Closing Date and (ii) the payment by the Parent of its cash operating expenses, including general and administrative expenses, Taxes and scheduled debt service on the Indebtedness of the Parent listed on Schedule 6.1 (provided that scheduled debt service shall not include payment at maturity when such maturity arises by way of acceleration following a default), (d) the purchase, redemption or other acquisition for value of any equity interests of the Parent held by any current or former director or employee of the Parent pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan, provided that the aggregate price paid for all such purchased, redeemed or acquired equity interests may not exceed $500,000 in any calendar year, plus the amount of any such allowance not used in any prior calendar year, or (e) the acquisition of equity interests in the Parent by the Parent in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise; or make or agree to make any voluntary prepayment on the Second Lien Indebtedness.

6.10           Issuance of Equity; Changes in Corporate Structure.  Except for issuances of common shares by the Parent, issue or agree to issue any equity interests constituting Indebtedness or any additional common equity interests to Persons other than its current equity owners; enter into any transaction of consolidation, merger or amalgamation; or liquidate, wind up or dissolve (or suffer any liquidation or dissolution); provided, however, that the foregoing shall not restrict transactions of merger, consolidation or amalgamation among any of the Domestic Subsidiaries of the Parent or, if the Borrower is the surviving entity, between the Borrower and any Domestic Subsidiary of the Parent, or any liquidation, winding up or dissolution of a Domestic Subsidiary of the Borrower other than Gastar Texas Inc., Gastar Texas LLC and Gastar Texas LP.

6.11           Transactions with Affiliates.  Directly or indirectly, enter into any transaction (including the sale, lease or exchange of Property or the rendering of service) with any of its Affiliates (other than transactions entered into in the normal course of business between the Parent and the Borrower or between the Parent, the Borrower or a Domestic Subsidiary of the Parent with another Domestic Subsidiary of the Parent not otherwise prohibited hereunder), other than upon fair and reasonable terms no less favorable than could be obtained in an arm’s length transaction with a Person which was not an Affiliate.

6.12           Lines of Business.  Change its principal line of business from that in which it is engaged as of the date hereof.  For the avoidance of doubt, neither the acquisition of interests in power generation assets for the purpose of converting natural gas production to electricity to facilitate the sale of such natural gas nor the Investment permitted by clause (g) of the proviso in Section 6.8 shall be prohibited.

6.13           Plan Obligation.  Assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

6.14           Current Ratio.  Permit the ratio of Current Assets to Current Liabilities to be less than 1.00 to 1.00 at any time..

6.15           Total Net Indebtedness to EBITDA Ratio.  Permit the ratio, determined as of the end of each quarter of each fiscal year of the Parent, commencing with that ending on December 31, 2007, of (a) Indebtedness of the Parent, on a consolidated basis with its consolidated Subsidiaries, for borrowed money (exclusive, for the avoidance of doubt, of trade accounts payable and accrued liabilities, net unrealized losses or charges in respect of Commodity Hedge Agreements or Interest Rate Hedge Agreements and the undrawn, unexpired amount of all outstanding Letters of Credit, if such would otherwise be included) in excess of the amount of unrestricted (other than pursuant to applicable provisions of this Agreement or any other Loan Document or the Second Lien Credit Agreement or documents entered into pursuant thereto) cash or cash equivalents of the Parent on a consolidated basis with its consolidated Subsidiaries to (b) EBITDA for the preceding four quarterly periods (including that ended on the date of determination) to be more than the ratio indicated below for each relevant period indicated below:

Ratio	Period
5.00:1.00	Quarters through that ending on June 30, 2008
4.25:1.00	Quarters ending September 30, 2008 through December 31, 2008
4.00:1.00	Quarters ending thereafter

; provided, however, EBITDA as of the end of each quarterly period indicated below shall be determined as indicated below:

Quarterly Period	EBITDA
Ending December 31, 2007	EBITDA for such quarterly period multiplied by four
Ending March 31, 2008	EBITDA for the period October 1, 2007 through March 31, 2008 multiplied by two
Ending June 30, 2008	EBITDA for the period October 1, 2007 through June 30, 2008 multiplied by one and one-third

6.16           General and Administrative Expenses.  Permit, as of the close of each quarter of each fiscal year of the Parent, commencing with the quarter ending after the date of the initial Loan, general and administrative expenses of the Parent (determined in accordance with GAAP and on a consolidated basis for the Parent and its consolidated Subsidiaries, but excluding compensation in the form of shares of common stock of the Parent or rights to acquire shares of common stock of the Parent) for the relevant quarter to exceed twenty five percent (25%) of revenue of the Parent on a consolidated basis with its consolidated Subsidiaries from the sale of hydrocarbons for the relevant quarter less the sum of (a) lease operating expenses (other than non-recurring costs, such as workover costs otherwise constituting lease operating expenses) and (b) Taxes on hydrocarbon production for the relevant quarter.

6.17           Liquidity.  Permit (a) at any time when the Borrowing Base is less than $40,000,000, unrestricted (other than pursuant to applicable provisions of this Agreement) cash of the Parent, on a consolidated basis with its consolidated Subsidiaries, on deposit with Amegy from each April 1 until the following June 1 and from each October 1 until the following December 1 to be less than an amount equal to the amount of the semi-annual interest payment coming due on the relevant June 1 or December 1, as the case may be, which amount on deposit shall earn the amount of interest earned by customers of Amegy on deposits in such amount and of such type in accordance with Amegy’s standard terms and conditions for such accounts and may be used by the Borrower to pay all or a portion of the relevant semi-annual interest payment on the Second Lien Indebtedness; provided, however, that the foregoing shall not apply at any time when Borrowing Base Utilization is zero, or (b) at any time from each June 1 until the following June 30 and from each December 1 until the following December 31, Borrowing Base Utilization to exceed ninety percent (90%).

6.18           Anti-Terrorism Laws.  Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224; or engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (i) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act, or (ii) any prohibitions set forth in the rules or regulations issued by OFAC or any sanctions against targeted foreign countries, terrorism sponsoring organizations, and international narcotics traffickers based on United States foreign policy.

ARTICLE VII

EVENTS OF DEFAULT

7.1           Enumeration of Events of Default.  Any of the following events shall constitute an Event of Default:

(a)           default shall be made in the payment when due of any installment of principal or interest under this Agreement or the Notes or in the payment when due of any fee or other sum payable under any Loan Document;

(b)           default shall be made by the Borrower or any of the Guarantors in the due observance or performance of any of its obligations, covenants or agreements under the Loan Documents, and, as to compliance with the obligations, covenants or agreements under Article V (other than Section 5.14), such default shall continue for 30 days after the earlier of notice thereof by the Agent or knowledge thereof by the Borrower or the relevant Guarantors, as the case may be;

(c)           any representation or warranty made by or on behalf of the Borrower or any of the Guarantors in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate or data furnished or made to the Agent or any Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

(d)           default shall be made by the Borrower or any of the Guarantors (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note, or other Indebtedness in excess of $500,000 in the aggregate or under any credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto or there shall occur any event or condition in respect of any such Indebtedness which would allow the holders thereof to require such Indebtedness to be repaid, repurchased or redeemed;

(e)           the levy against any significant portion of the Property of the Borrower or any of the Guarantors of any execution, garnishment, attachment, sequestration or other writ or similar proceeding in an amount in excess of $1,000,000 which is not permanently dismissed or discharged within 60 days after the levy;

(f)           the Borrower or any of the Guarantors shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors of all or substantially all of its assets, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

(g)           an order, judgment or decree shall be entered against the Borrower or any of the Guarantors by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 60 days;

(h)           a final and non-appealable order, judgment or decree shall be entered against the Borrower or any of the Guarantors for money damages and/or Indebtedness due in an amount in excess of $1,000,000, and such order, judgment or decree shall not be dismissed or stayed within 60 days or is not fully covered by insurance;

(i)           any charges are filed or any other action or proceeding is instituted by any Governmental Authority against the Borrower or any of the Guarantors under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C. §1961 etseq.), the result of which could be the forfeiture or transfer of any material Property of the Borrower or any of the Guarantors subject to a Lien in favor of the Agent without (i) satisfaction or provision for satisfaction of such Lien or (ii) such forfeiture or transfer of such Property being expressly made subject to such Lien;

(j)           the Borrower or any of the Guarantors shall have (i) concealed, removed or diverted, or permitted to be concealed, removed or diverted, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its Property which is fraudulent under any bankruptcy, fraudulent conveyance, or similar law with intent to hinder, delay or defraud its creditors, (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid with intent to hinder, delay or defraud its creditors, or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 60 days from the date thereof;

(k)           any Security Document shall for any reason not, or cease to, create valid and perfected first priority Liens (subject only to Permitted Liens) against the Collateral purportedly covered thereby, except to the extent permitted by this Agreement or cured or corrected on or before the tenth day after notice thereof to the Borrower or the Borrower otherwise becoming aware thereof;

(l)           the Parent shall cease to be the sole shareholder of the Borrower or the Borrower or one of the Subsidiary Guarantors shall cease to be the sole shareholder or member or the sole general partner of any Subsidiary Guarantor;

(m)           the Borrower or any of the Guarantors contests in any manner the validity or enforceability of any provision of any Loan Document, or denies that it has any liability under any Loan Document; or

(n)           the Borrower or any of the Guarantors purports to revoke, terminate or rescind any Loan Document or any provision of any Loan Document.

7.2           Remedies.  l) Upon the occurrence of an Event of Default specified in Section 7.1(f) or Section 7.1(g), immediately and without notice, (i) all Obligations under the Loan Documents shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower and the Guarantors and (ii) the Commitments shall immediately cease and terminate unless and until reinstated by the Agent and the Lenders in writing.

(b)           Upon the occurrence of any Event of Default other than those specified in Section 7.1(f) or Section 7.1(g), (i) the Agent may and, upon the request of the Required Lenders, shall, by notice in writing to the Borrower, declare all Obligations under the Loan Documents immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower and the Guarantors and (ii) the Agent may and, upon the request of the Required Lenders, shall declare the Commitments terminated, whereupon the Commitments shall immediately cease and terminate unless and until reinstated by the Agent and the Lenders in writing.

(c)           Upon the occurrence of any Event of Default, the Agent may, in addition to the foregoing in this Section 7.2, exercise any or all of the rights and remedies provided by law or pursuant to the Loan Documents.

(d)           Should the Obligations under the Loan Documents become immediately due and payable in accordance with any of the preceding subsections of this Section 7.2, the obligation of the Borrower with respect to the L/C Exposure shall be to provide cash as Collateral therefor, to be held and administered by the Agent as provided in Section 2.11(a) with respect to mandatory prepayments and, failing receipt by the Agent of immediate payment in full of the Loan Balance and all accrued and unpaid interest and such cash to serve as Collateral for the L/C Exposure, the Agent shall be entitled to proceed against the Collateral, and proceeds from any realization against any such Collateral, other than cash, in excess of the sum of the costs of such realization, the Loan Balance and accrued and unpaid interest and fees shall constitute cash Collateral for the remaining L/C Exposure, if any, to be held and administered by the Agent as provided in Section 2.11(a).

(e)           Proceeds from realization against the Collateral and any other funds received by the Agent from the Borrower or any of the Guarantors when an Event of Default has occurred and is continuing shall be applied (i) first, to fees and expenses due pursuant to the terms of this Agreement, any other Loan Document or any Commodity Hedge Agreement or Interest Rate Hedge Agreement with an Approved Hedge Counterparty, (ii) second, to accrued interest on the Obligations under the Loan Documents or any Commodity Hedge Agreement or Interest Rate Hedge Agreement with an Approved Hedge Counterparty, (iii) third, to the Loan Balance, in any manner elected by the Agent (with the consent of the Required Lenders), and any other Obligations then due and payable, pro rata in accordance with the ratio of the Loan Balance or such other Obligations, as the case may be, to the sum of the Loan Balance and such other Obligations and (iv) as provided in subsection (d) immediately above, if applicable

ARTICLE VIII

THE AGENT

8.1           Appointment.  Each Lender hereby designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents.  The Agent shall also act hereunder as agent for all Approved Hedge Counterparties.  Each Lender authorizes the Agent, as the agent for such Lender, to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities except those expressly set forth herein or in any other Loan Document or any fiduciary relationship with any Lender; and no implied covenants, functions, responsibilities, duties, obligations, or liabilities on the part of the Agent shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

8.2           Delegation of Duties.  The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3           Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) required to initiate or conduct any litigation or collection proceedings hereunder, except with the contribution by each Lender of its Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith, (b) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for gross negligence or willful misconduct of the Agent or such Person) or (c) responsible in any manner to any Lender or any other Approved Hedge Counterparty for any recitals, statements, representations or warranties made by the Borrower or any of the Guarantors or any officer or representative thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any of the Guarantors to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Lender or any other Approved Hedge Counterparty to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Guarantors.

8.4           Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower or any of the Guarantors), independent accountants and other experts selected by the Agent.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless and until a written notice of assignment, negotiation, or transfer thereof shall have been received by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and contribution by each Lender of its Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders.  Such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes.  In no event shall the Agent be required to take any action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable Requirement of Law.

8.5           Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender, the Borrower or any of the Guarantors referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, subject to the provisions of Section 7.2, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.  In the event that the officer of the Agent primarily responsible for the lending relationship with the Borrower or the officer of any Lender primarily responsible for the lending relationship with the Borrower becomes aware that a Default or Event of Default has occurred and is continuing, the Agent or such Lender, as the case may be, shall use its good faith efforts to inform the other Lenders and/or the Agent, as the case may be, promptly of such occurrence.  Notwithstanding the preceding sentence, failure to comply with the preceding sentence shall not result in any liability to the Agent or any Lender.

8.6           Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Agent nor any other Lender nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to such Lender and that no act by the Agent or any other Lender hereafter taken, including any review of the affairs of the Borrower or any of the Guarantors, shall be deemed to constitute any representation or warranty by the Agent or any Lender to any other Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrower and the value of the Collateral and other Properties of the Borrower or any other Person and has made its own decision to enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrower and the value of the Collateral and other Properties of the Borrower or any other Person.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial and otherwise), or creditworthiness of the Borrower or the value of the Collateral or other Properties of the Borrower or any other Person which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7           Indemnification.  EACH LENDER AGREES TO INDEMNIFY THE AGENT AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWER TO DO SO), RATABLY ACCORDING TO THE PERCENTAGE SHARE OF SUCH LENDER, FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING ANY TIME FOLLOWING THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER DOCUMENT CONTEMPLATED OR REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACTION TAKEN OR OMITTED BY THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING ANY LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS IMPOSED, INCURRED OR ASSERTED AS A RESULT OF THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES. THE AGREEMENTS IN THIS SECTION 8.7 SHALL SURVIVE THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

8.8           Restitution.  Should the right of the Agent or any Lender to realize funds with respect to the Obligations be challenged and any application of such funds to the Obligations be reversed, whether by Governmental Authority or otherwise, or should the Borrower otherwise be entitled to a refund or return of funds distributed to the Lenders in connection with the Obligations, the Agent or such Lender, as the case may be, shall promptly notify the Lenders of such fact.  Not later than noon, Central Standard or Central Daylight Savings Time, as the case may be, of the Business Day following such notice, each Lender shall pay to the Agent an amount equal to the ratable share of such Lender of the funds required to be returned to the Borrower.  The ratable share of each Lender shall be determined on the basis of the percentage of the payment all or a portion of which is required to be refunded originally distributed to such Lender, if such percentage can be determined, or, if such percentage cannot be determined, on the basis of the Percentage Share of such Lender.  The Agent shall forward such funds to the Borrower or to the Lender required to return such funds.  If any such amount due to the Agent is made available by any Lender after Noon, Central Standard or Central Daylight Savings Time, as the case may be, of the Business Day following such notice, such Lender shall pay to the Agent (or the Lender required to return funds to the Borrower, as the case may be) for its own account interest on such amount at a rate equal to the Federal Funds Rate for the period from and including the date on which restitution to the Borrower is made by the Agent (or the Lender required to return funds to the Borrower, as the case may be,) to, but not including, the date on which such Lender failing to timely forward its share of funds required to be returned to the Borrower shall have made its ratable share of such funds available.

8.9           Agent in Its Individual Capacity.  The Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with the Borrower as though the Agent were not the agent hereunder.  With respect to any Note issued to the Lender serving as the Agent, the Agent shall have the same rights and powers under this Agreement as a Lender and may exercise such rights and powers as though it were not the Agent.  The terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

8.10           Successor Agent.  The Agent may resign as Agent upon ten days’ notice to the Lenders, all Approved Hedge Counterparties under then existing Commodity Hedge Agreements or Interest Rate Hedge Agreements and the Borrower.  If the Agent shall resign as Agent under this Agreement and the other Loan Documents, Lenders (other than the Agent in its capacity as a Lender) for which the Percentage Shares aggregate at least fifty-one percent (51%) of the Percentage Shares of all Lenders (other than the Agent in its capacity as a Lender) shall appoint from among the Lenders a successor agent for the Lenders and the Approved Hedge Counterparties, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent; provided, however, should the Agent resign at a point when all Loans, accrued interest and fees hereunder have been paid in full and the Commitments have terminated, resulting in the only then existing Obligations being the liability of the Borrower under Commodity Hedge Agreements and/or Interest Rate Hedge Agreements with Approved Hedge Counterparties, the successor agent shall be selected from among such Approved Hedge Counterparties by majority vote of such Approved Hedge Counterparties.  The term “Agent” shall mean such successor agent effective upon its appointment.  The rights, powers, and duties of the former Agent as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes.  After the removal or resignation of any Agent hereunder as Agent, the provisions of this Article VIII and those of any Section hereof relating to the Agent, including Section 5.16, Section 5.17, Section 5.21 and Section 5.22 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

8.11           Applicable Parties.  The provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any Guarantor shall have any rights as a third party beneficiary or otherwise under any of the provisions of this Article.  In performing functions and duties hereunder and under the other Loan Documents, the Agent shall act solely as the agent of the Lenders and any other Approved Hedge Counterparties and does not assume, nor shall it be deemed to have assumed, any obligation or relationship of trust or agency with or for the Borrower or any of the Guarantors or any legal representative, successor or assign of any such Person.

8.12           Intercreditor Agreement.  In furtherance of the authority granted to the Agent in Section 8.1 and elsewhere in this Agreement, each of the Lenders authorizes the Agent to execute and, by such execution, to bind such Lender to the terms of the Intercreditor Agreement and agrees to be bound by the terms of the Intercreditor Agreement as fully as if a signatory thereto.

8.13           Releases.  Each Lender hereby authorizes the Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender hereby authorizes the Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property or any Domestic Subsidiary of the Parent to the extent such sale or other disposition is permitted by the terms of the Loan Documents.

ARTICLE IX

MISCELLANEOUS

9.1           Assignments; Participations.  m) Neither the Borrower nor any of the Guarantors may assign any of its rights or delegate any of its obligations under any Loan Document without the prior consent of the Agent and the Lenders.

(b)           With the consent of the Agent and, except when a Default or an Event of Default shall have occurred and is continuing, the Borrower (which shall not be unreasonably withheld or delayed in either case), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement pursuant to an Assignment Agreement; provided, however, (i) such consents shall not be required with respect to an assignment from one Lender to one or more other Lenders or Affiliates of Lenders, (ii) the consents of the Borrower shall not be required with respect to an assignment from a Lender to one or more Approved Funds or Affiliates of Approved Funds and (iii) any such assignment shall be in the amount of at least $5,000,000 (or any whole multiple of $100,000 in excess thereof), unless the relevant assignment is to an Affiliate of the assigning Lender or is an assignment of the entire Commitment of the assigning Lender.  The assignee shall pay to the Agent a transfer fee in the amount of $3,500 for each such assignment.  Any such assignment shall become effective upon the execution and delivery to the Agent of an Assignment Agreement and, if required, the consent of the Agent and the Borrower.  Promptly following receipt of an executed Assignment Agreement, the Agent shall send to the Borrower a copy of such executed Assignment Agreement.  Promptly following receipt of such executed Assignment Agreement, the Borrower shall execute and deliver, at its own expense, a new Note to the assignee, if such assignee is not then a Lender.  Upon the effectiveness of any assignment pursuant to this Section 9.1(b), the assignee will become a “Lender,” if not already a “Lender,” for all purposes of the Loan Documents, and the assignor shall be relieved of its obligations hereunder to the extent of such assignment.  If the assignor no longer holds any rights or obligations under this Agreement, such assignor shall cease to be a “Lender” hereunder, except that its rights under Section 5.17, Section 5.21 and Section 5.22, shall not be affected.  On the last Business Day of each month during which an assignment has become effective pursuant to this Section 9.1(b) or sooner following an assignment, the Agent shall prepare a new Exhibit IV giving effect to all such assignments effected during such month or any relevant assignment, as the case may be, and will promptly provide a copy thereof to the Borrower and each Lender.

(c)           Each Lender may transfer, grant, or assign participations in all or any portion of its interests hereunder to any Person pursuant to this Section 9.1(c), provided that such Lender shall remain a “Lender” for all purposes of this Agreement and the transferee of such participation shall not constitute a “Lender” hereunder.  In the case of any such participation, the participant shall not have any rights under any Loan Document, the rights of the participant in respect of such participation to be against the granting Lender as set forth in the agreement with such Lender creating such participation, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.  Each agreement creating a participation must include an agreement by the participant to be bound by the provisions of Section 8.3, Section 8.6 and Section 8.7.

(d)           The Lenders may furnish any information concerning the Borrower or any of the Guarantors in the possession of the Lenders from time to time to assignees and participants and prospective assignees and participants.

(e)           Notwithstanding anything in this Section 9.1 to the contrary, any Lender may assign and pledge all or any of its Notes or any interest therein to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve System and/or such Federal Reserve Bank.  No such assignment or pledge shall release the assigning or pledging Lender from its obligations hereunder.

(f)           Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender or grant of participations therein shall be permitted if such transfer, assignment, or grant would require the Borrower to file a registration statement with the Securities and Exchange Commission or any successor Governmental Authority or qualify the Loans under the “Blue Sky” laws of any state.

9.2           Survival of Representations, Warranties, and Covenants.  All representations and warranties of the Borrower and the Guarantors and all covenants and agreements of the Borrower and the Guarantors herein made shall survive the execution and delivery of the Notes and the Security Documents and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

9.3           Notices and Other Communications.  Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by facsimile, electronic mail or other electronic form).  Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, five days after being deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of facsimile notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

(a)           if to the Agent, to:
Amegy Bank National Association
4400 Post Oak Parkway, 4th Floor
Houston, Texas  77027
Attention:  W. Bryan Chapman
Facsimile:  (713) 651-0345

or for notice by mail:

Amegy Bank National Association
P.O. Box 27459
Houston, Texas  77227-7459
Attention:  W. Bryan Chapman

(b)           if to any Lender, to the address, including facsimile number, of such Lender reflected on Exhibit IV or any replacement thereof.

(c)           if to the Borrower or any of the Guarantors, to:

1331 Lamar Street, Suite 1080
Houston, Texas  77010
Attention:  Chief Financial Officer
Facsimile:  (713) 739-0458

Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

9.4           Parties in Interest.  Subject to the restrictions on changes in structure set forth in Section 6.10 and other applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrower, any of the other Guarantors, the Agent or the Lenders shall be binding upon and inure to the benefit of the Borrower, any of the other Guarantors, the Agent or the Lenders, as the case may be, and their respective legal representatives, successors, and assigns.

9.5           Renewals; Extensions.  All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrower under this Agreement, the Notes, or any other Loan Document.

9.6           Rights of Third Parties.  All provisions herein are imposed solely and exclusively for the benefit of the Agent, the Lenders, any other Approved Hedge Counterparties, the Borrower and the Guarantors.  No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms.

9.7           No Waiver; Rights Cumulative.  No course of dealing on the part of the Agent or the Lenders or their officers or employees, nor any failure or delay by the Agent or the Lenders with respect to exercising any of their rights under any Loan Document shall operate as a waiver thereof.  The rights of the Agent and the Lenders under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.  Neither the making of any Loan nor the issuance of any Letter of Credit shall constitute a waiver of any of the covenants, warranties, or conditions of the Borrower contained herein.  In the event the Borrower is unable to satisfy any such covenant, warranty, or condition, neither the making of any Loan nor the issuance of any Letter of Credit shall have the effect of precluding the Agent or the Lenders from thereafter declaring such inability to be an Event of Default as hereinabove provided.

9.8           Survival Upon Unenforceability.  In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

9.9           Amendments; Waivers.  Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.  Subject to the preceding sentence, any provision of this Agreement or any other Loan Document may be amended, modified or waived by the Borrower, the Guarantors and the Required Lenders; provided that, notwithstanding any provision of this Agreement to the contrary, (a) no amendment, modification or waiver which extends the final maturity of the Loans, increases the Commitment Amount, increases the Borrowing Base or reduces the Monthly Reduction Amount, forgives the principal amount of any Indebtedness of the Borrower outstanding under this Agreement or interest thereon or fees owing under this Agreement or the Fee Letter, releases any guarantor of such Indebtedness, releases all or substantially all of the Collateral, reduces the interest rate applicable to the Loans or the fees payable to the Lenders generally, affects Section 2.1, Section 2.2, Section 7.2(c) or this Section 9.9, modifies the definition of “Required Lenders” or postpones the date of payment of any amount due as a result of the Monthly Reduction Amount or any fee payable hereunder or under the Fee Letter shall be effective without the consent of each Lender effected thereby; (b) no amendment, modification or waiver which increases the Facility Amount of any Lender shall be effective without the consent of such Lender; and (c) no amendment, modification or waiver which modifies the rights, duties or obligations of the Agent shall be effective without the consent of the Agent.

9.10           Controlling Agreement.  In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

9.11           Disposition of Collateral.  Notwithstanding any term or provision, express or implied, in any of the Security Documents, but subject to applicable provisions of this Agreement, the realization, liquidation, foreclosure or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of the Agent; provided, however, that in no event shall the Agent violate applicable law or exercise rights and remedies other than those provided in such Security Documents or otherwise existing at law or in equity.

9.12           Governing Law.  THIS AGREEMENT AND THE NOTES SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

9.13           Arbitration. THE BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS AGREE THAT ALL DISPUTES, CLAIMS AND CONTROVERSIES BETWEEN THE BORROWER OR ANY GUARANTOR AND THE AGENT OR ANY LENDER OR BETWEEN THE BORROWER OR ANY GUARANTOR AND ANY SUCCESSOR TO OR ASSIGNEE OF ANY LENDER, WHETHER INDIVIDUAL, JOINT OR CLASS IN NATURE, ARISING FROM THIS AGREEMENT, ANY OTHER LOAN DOCUMENT TO WHICH THE BORROWER OR ANY GUARANTOR IS A PARTY OR OTHERWISE, INCLUDING CONTRACT AND TORT DISPUTES, SHALL BE ARBITRATED PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION, UPON REQUEST OF ANY PARTY.  NO ACT TO TAKE OR DISPOSE OF ANY COLLATERAL SECURING THE OBLIGATIONS SHALL CONSTITUTE A WAIVER OF THIS ARBITRATION PROVISION OR BE PROHIBITED BY THIS ARBITRATION PROVISION.  THE FOREGOING INCLUDES OBTAINING INJUNCTIVE RELIEF OR A TEMPORARY RESTRAINING ORDER; INVOKING A POWER OF SALE UNDER ANY DEED OF TRUST OR MORTGAGE; OBTAINING A WRIT OF ATTACHMENT OR IMPOSITION OF A RECEIVER; OR EXERCISING ANY RIGHTS RELATING TO PERSONAL PROPERTY, INCLUDING TAKING OR DISPOSING OF SUCH PROPERTY WITH OR WITHOUT JUDICIAL PROCESS.  ANY DISPUTES, CLAIMS OR CONTROVERSIES CONCERNING THE LAWFULNESS OR REASONABLENESS OF ANY ACT OR EXERCISE OF ANY RIGHT RELATING TO THE COLLATERAL SECURING THE OBLIGATIONS, INCLUDING ANY CLAIM TO RESCIND, REFORM OR OTHERWISE MODIFY ANY AGREEMENT RELATING TO THE COLLATERAL SECURING THE OBLIGATIONS, SHALL ALSO BE ARBITRATED; PROVIDED, HOWEVER, THAT NO ARBITRATOR SHALL HAVE THE RIGHT OR THE POWER TO ENJOIN OR RESTRAIN ANY ACT OF ANY PARTY.  JUDGMENT UPON ANY AWARD RENDERED BY ANY ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WAIVER BY THE AGENT OR ANY LENDER OF THE PROTECTIONS AFFORDED TO THE AGENT OR SUCH LENDER UNDER 12 USC SECTION 91, TEXAS BANKING CODE ART. 342-609 OR 342-705 OR THE LAWS OF ANY OTHER STATE, TO THE EXTENT APPLICABLE TO THE AGENT OR SUCH LENDER, OR ANY OTHER PROTECTION PROVIDED THE AGENT OR ANY LENDER BY THE LAWS OF THE STATE OF TEXAS, ANY OTHER STATE OR THE UNITED STATES OF AMERICA, TO THE EXTENT APPLICABLE TO THE AGENT OR SUCH LENDER.  THE STATUTE OF LIMITATIONS, ESTOPPEL, WAIVER, LACHES AND SIMILAR DOCTRINES WHICH WOULD OTHERWISE BE APPLICABLE IN AN ACTION BROUGHT BY A PARTY SHALL BE APPLICABLE IN ANY ARBITRATION PROCEEDING AND THE COMMENCEMENT OF AN ARBITRATION PROCEEDING SHALL BE DEEMED THE COMMENCEMENT OF AN ACTION FOR THESE PURPOSES.  THE FEDERAL ARBITRATION ACT SHALL APPLY TO THE CONSTRUCTION, INTERPRETATION AND ENFORCEMENT OF THIS ARBITRATION PROVISION.  IF THE FEDERAL ARBITRATION ACT IS INAPPLICABLE TO ANY SUCH CLAIM OR CONTROVERSY FOR ANY REASON, SUCH ARBITRATION SHALL BE CONDUCTED PURSUANT TO THE TEXAS GENERAL ARBITRATION ACT AND IN ACCORDANCE WITH THIS ARBITRATION PROVISION AND THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION.

9.14           Jurisdiction and Venue.  SUBJECT TO THE PROVISIONS OF SECTION 9.13, ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE AGENT, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. IN SUCH REGARD, THE BORROWER AND EACH OF THE GUARANTORS HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE AGENT OR ANY LENDER IN ACCORDANCE WITH THIS SECTION 9.14.

9.15           Integration.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND THERETO WITH RESPECT TO THE SUBJECT HEREOF AND THEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT AMONG THE PARTIES HERETO AND THERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF AND THEREOF, INCLUDING ANY TERM SHEET PROVIDED TO THE BORROWER BY THE AGENT OR ANY LENDER.  FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

9.16           Waiver of Punitive and Consequential Damages.  EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT IT MAY LAWFULLY AND EFFECTIVELY DO SO, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY DISPUTE BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.16.

9.17           Counterparts.  For the convenience of the parties, this Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement and shall be enforceable as of the date hereof upon the execution of one or more counterparts hereof by each of the parties hereto.  In this regard, each of the parties hereto acknowledges that a counterpart of this Agreement containing a set of counterpart execution pages reflecting the execution of each party hereto shall be sufficient to reflect the execution of this Agreement by each party hereto and shall constitute one instrument.

9.18           USA Patriot Act Notice.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

9.19           Tax Shelter Regulations.  The Borrower does not intend to treat the Loans and related transactions hereunder and under the other Loan Documents as a “reportable transaction” (within the meanings under current Treasury Regulation Section 1.6011-4 and Proposed Treasury Regulation Section 1.6011-4, promulgated on November 1, 2006).  In the event the Borrower determines to take any action inconsistent with the foregoing statement, it will promptly notify the Agent thereof.  If the Borrower so notifies the Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans and related transactions hereunder and under the other Loan Documents as part of a transaction that is subject to current Treasury Regulation Section 301.6112-1 or Proposed Treasury Regulation Section 301.6112-1, promulgated on November 1, 2006, and, in such case, such Lender or Lenders, as applicable, will maintain the lists and other records required, if any, by such Treasury Regulations.

9.20           Contribution and Indemnification.  In the event that any  Guarantor pays (whether through direct payments or as a result of providing Collateral for the Obligations) any amounts on the Obligations in excess of such Guarantor’s Obtained Benefit (the “Excess Payments”), such Guarantor shall be entitled to make demand on the Borrower for such Excess Payments, and, to the extent not recovered from the Borrower, to receive from each other Guarantor that received an Obtained Benefit, such Guarantor’s Contribution Percentage of the Excess Payment.  If any party obligated to make such a payment is unable to pay the Contribution Percentage of the Excess Payment, each Guarantor agrees to make a contribution to the party entitled to such payment to the extent necessary so that each Guarantor shares equally the liability for such Excess Payment in relation to the relative Obtained Benefit received by such Guarantor. IN SUCH REGARD, TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH GUARANTOR SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER GUARANTORS FROM AND AGAINST ANY AND ALL LIABILITY, CLAIMS, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) ARISING WITH RESPECT TO THE OBLIGATIONS AND EXCEEDING SUCH OTHER GUARANTOR’S OBTAINED BENEFIT OR CONTRIBUTION PERCENTAGE THEREOF AS PROVIDED HEREIN. Any amount due under this Section 9.20 shall be due and payable within ten days of demand therefor by the party entitled to payment and shall be made to the party entitled thereto at the Borrower’s address for notices under this Agreement, in immediately available funds, not later than 2:00 p.m., Central Standard or Daylight Time, on the date on which such payment shall come due.  The remedies available to any Guarantor pursuant to the provisions of this Section 9.20 are not exclusive.  All rights and claims of contribution, indemnification and reimbursement under this Section 9.20 shall be subordinate in right of payment to the prior payment in full of the Obligations.  The provisions of this Section 9.20 shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

BORROWER:

GASTAR EXPLORATION USA, INC.

By:	/s/ MICHAEL A. GERLICH
Michael A. Gerlich
Secretary and Treasurer

INITIAL GUARANTORS:

GASTAR EXPLORATION LTD.

By:	/s/ MICHAEL A. GERLICH
Michael A. Gerlich
Vice Presidend and
Chief Financial Officer

GASTAR EXPLORATION NEW SOUTH WALES, INC.

By:	/s/ MICHAEL A. GERLICH
Michael A. Gerlich
Secretary and Treasurer

(Signatures continue on following pages)

GASTAR EXPLORATION VICTORIA, INC.

By:	/s/ MICHAEL A. GERLICH
Michael A. Gerlich
Secretary and Treasurer

GASTAR EXPLORATION TEXAS, INC.

By:	/s/ MICHAEL A. GERLICH
Michael A. Gerlich
Secretary and Treasurer

GASTAR EXPLORATION TEXAS, LP

By:	Gastar Exploration Texas LLC,
its General Partner

By:	/s/ MICHAEL A. GERLICH
Michael A. Gerlich
Secretary and Treasurer

GASTAR EXPLORATION TEXAS LLC

By:	/s/ MICHAEL A. GERLICH
Michael A. Gerlich
Secretary and Treasurer

(Signatures continue on following page)

AGENT:

AMEGY BANK NATIONAL ASSOCIATION, as Agent

By:	/s/ W BRYAN CHAPMAN
W. Bryan Chapman
Senior Vice President

LENDER:

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ W BRYAN CHAPMAN
W. Bryan Chapman
Senior Vice President

Applicable Lending Office for
Base Rate Loans and LIBO
Rate Loans:

4400 Post Oak Parkway, 4th Floor
Houston, Texas 77207

EXHIBIT I

[FORM OF NOTE]

PROMISSORY NOTE
(this “Note”)

$___________________	Houston, Texas	____________, 20__

FOR VALUE RECEIVED and WITHOUT GRACE (except to the extent, if any, provided in the Credit Agreement referred to hereinafter), the undersigned (“Maker”, whether one or more, and if more than one, with liability hereunder being joint and several) promises to pay to the order of _________________________ (“Payee”), at the Principal Office (as such term is defined in the Credit Agreement referred to hereinafter) of Amegy Bank National Association (in its capacity as agent for the lenders party to the Credit Agreement referred to hereinafter and, under certain circumstances, certain other parties, the “Agent”), ___________________ AND NO/100 DOLLARS ($___________) or so much thereof as may be advanced against this Note and remains unpaid pursuant to the Credit Agreement dated ____________, 2007 by and among Maker, the parties identified therein as the “Initial Guarantors”, the Agent and the lenders signatory thereto or bound thereby from time to time, including, without limitation, Payee (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.

Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder.  Capitalized terms used but not defined in this Note shall have the respective meanings assigned to such terms in the Credit Agreement.

This Note is issued pursuant to, is a “Note” under, and is payable as provided in the Credit Agreement.  Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.

Without being limited thereto or thereby, this Note is secured by the Security Documents.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

GASTAR EXPLORATION USA, INC.

By:
Name:
Title:

EXHIBIT II

[FORM OF BORROWING REQUEST]

[Date]

Amegy Bank National
Association, as Agent
4400 Post Oak Parkway, 4th Floor
Houston, Texas  77027
Attention:  Energy Lending Dept.

Re:
Credit Agreement dated as of _________, 2007 by and among Gastar Exploration USA, Inc., certain other parties, Amegy Bank National Association, a national banking association, as Agent, and the lenders signatory thereto or bound thereby from time to time (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Pursuant to the Credit Agreement, the undersigned hereby makes the requests indicated below:

1.           Loans

(a)	Amount of new Loan: $__________

(b)	Requested funding date: ______________, 20__

(c)	$______________ such Loan is to be a Base Rate Loan; and

$______________ of such Loan is to be a LIBO Rate Loan.

(d)	Requested Interest Period for LIBO Rate Loan: ____ months.

2.           Continuation or conversion of LIBO Rate Loan maturing on ___________:

(a)	Amount to be continued as a LIBO Rate Loan is $______________, with an Interest Period of ______________ months; and

(b)	Amount to be converted to a Base Rate Loan is $______________.

3.           Conversion of Base Rate Loan:

(a)	Requested conversion date: ____________, 20___.

(b)	Amount to be converted to a LIBO Rate Loan is $___________, with an Interest Period of _____ months.

Exhibit II-i

The undersigned individual certifies that [s]he is the ___________ of the Borrower, has obtained all consents necessary, and as such [s]he is authorized to execute this request on behalf of the Borrower.  The undersigned individual further certifies, represents, and warrants on behalf of the Borrower, that the Borrower is entitled to receive the requested borrowing, continuation, or conversion under the terms and conditions of the Credit Agreement and that, to the best knowledge of such undersigned individual, there exists as of the date hereof neither a Default nor an Event of Default under the Credit Agreement.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

________________ of
Gastar Exploration USA, Inc.

Exhibit II-ii

EXHIBIT III

[FORM OF COMPLIANCE CERTIFICATE]
[Date]

Amegy Bank National
Association, as Agent
4400 Post Oak Parkway, 4th Floor
Houston, Texas  77027
Attention:  Energy Lending Dept.

Re:
Credit Agreement dated as of _________, 2007 by and among Gastar Exploration USA, Inc., certain other parties, Amegy Bank National Association, a national banking association, as Agent, and the lenders signatory thereto or bound thereby from time to time (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Pursuant to applicable requirements of the Credit Agreement, the undersigned individual, as a Responsible Officer of the Parent, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

1.           [To the best of the knowledge of the undersigned, no Default or Event of Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.]

[1.           To the best of the knowledge of the undersigned, the following Defaults or Events of Default exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:]

2.           The compliance of the Parent, on a consolidated basis with its consolidated Subsidiaries, with the financial covenants of the Credit Agreement, as of the close of business on ____________, is evidenced by the following:

(a)	Section 6.14: Current Ratio

Required	Actual

Not less than 1.00 to 1.00	___ to 1.00

(b)	Section 6.15: Total Net Indebtedness to EBITDA Ratio

Required	Actual

Not more than _____ to 1.0	___ to 1.0

Exhibit III-i

(c)	Section 6.16: General and Administrative Expense
Required	Actual

No more than $__________	$________________

(d)	Section 6.17: Liquidity

Required	Actual

Not less than $__________	$________________

3.           The Parent, the Borrower and the Guarantors [are] [are not] in compliance with the provisions of Section 6.1 of the Credit Agreement relating to Commodity Hedge Agreements.

4.           No Material Adverse Effect has occurred since the date of the combined consolidated Financial Statements of the Parent as of [_____________] and for the period then ended.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

________________ of
Gastar Exploration Ltd.

Exhibit III-ii

EXHIBIT IV

FACILITY AMOUNTS

Name/Address of Lender	Percentage Share	Facility Amount

Amegy Bank National Association	100%	$250,000,000
4400 Post Oak Parkway
4th Floor
Houston, Texas 77027
Attn: W. Bryan Chapman
Facsimile: (713) 651-0345

Exhibit IV-i

EXHIBIT V

[Form of Opinion of Michigan Counsel]

[Closing Date]

Amegy Bank, National Association, as Agent
4400 Post Oak Parkway, 4th Floor
Houston, Texas 77027
Attention: Energy Lending Dept.

Re:
Credit Agreement dated as of November 29, 2007 by and among Gastar Exploration USA, Inc., a Michigan corporation, certain of its subsidiaries and affiliates, Amegy Bank National Association, as Agent, and the lenders signatory thereto or bound thereby from time to time (the “Credit Agreement”)

Ladies and Gentlemen:

[We][I] have acted as special counsel in the State of Michigan to Gastar Exploration USA, Inc., a Michigan corporation (the “Borrower”), Gastar Exploration New South Wales, Inc., a Michigan corporation (“Gastar New South Wales”), Gastar Exploration Victoria, Inc., a Michigan corporation (“Gastar Victoria”), and Gastar Exploration Texas, Inc., a Michigan corporation (“Gastar Texas Inc.” and Gastar New South Wales, Gastar Victoria and Gastar Texas Inc., collectively, the “Michigan Guarantors”), in connection with the transactions contemplated in the Credit Agreement.  This opinion is delivered pursuant to Section 3.1(__) of the Credit Agreement, and the Agent and the Lenders are hereby authorized to rely upon this opinion in connection with the transactions contemplated in the Credit Agreement.  For convenience, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary herein.

In [our][my] representation of the Borrower, [we][I] have examined an executed counterpart or a copy of an executed counterpart of each of the following (collectively, the “Loan Documents”), each of which is dated of even date herewith:

(a)           the Credit Agreement;

(b)           the Notes existing as of the Closing Date;

(c)           Security Agreement from the Borrower, the Michigan Guarantors and others, as Debtors, in favor of the Agent, as Secured Party, covering certain Property of the Borrower;

(d)           Security Agreement (Pledge) from the Borrower, as Debtor, in favor of the Agent, as Secured Party, covering the stock of the Michigan Guarantors owned by the Borrower;

Exhibit V-i

(e)           Collateral Assignment of Membership Interest and Partnership Interest (Security Agreement) from Gastar Texas Inc. in favor of the Agent covering the membership interest in Gastar Texas LLC and the partnership interest in Gastar Texas LP owned by Gastar Texas Inc.;

(f)           Guaranty from the Michigan Guarantors and others in favor of the Agent; and

(g)           Intercreditor Agreement among the Borrower, the Michigan Guarantors, other Guarantors, the Agent and the Second Lien Collateral Agent (as such term is defined therein).

[We][I] have also examined a copies of UCC Financing Statements reflecting the Borrower and the Michigan Guarantors, respectively, as the Debtor and the Agent as the Secured Party (the “Financing Statements”).

In making such examinations, [we][I] have, with your permission, assumed:

(i)           the genuineness of all signatures to the Loan Documents;

(ii)          the authenticity of all documents submitted to [us][me] as originals and the conformity with the originals of all documents submitted to [us] [me] as copies;

(iii)         that the Agent and each Lender is authorized and has the power to enter into and perform its obligations under the Credit Agreement; and

(iv)         the due authorization, execution and delivery of all Loan Documents by each party thereto other than the Borrower and the Michigan Guarantors.

Based upon the foregoing and subject to the qualifications set forth herein, [we are][I am] of the opinion that:

1.           The Borrower and each of the Michigan Guarantors is a corporation duly incorporated, legally existing and in good standing under the laws of the State of Michigan.

2.           The execution and delivery by the Borrower of the Credit Agreement and the borrowings and obtaining of Letters of Credit by the Borrower thereunder, the execution and delivery by the Borrower of the other Loan Documents to which the Borrower is a party, the payment and performance by the Borrower of all Obligations under the Credit Agreement and the other Loan Documents to which the Borrower is a party, the execution and delivery by each of the Michigan Guarantors of each of the Loan Documents to which such Michigan Guarantor is a party and the performance by each of the Michigan Guarantors of each of the Loan Documents to which such Michigan Guarantor is a party are within the power of the Borrower or such Michigan Guarantor, as the case may be, have been duly authorized by all necessary action by the Borrower or such Michigan Guarantor, as the case may be, and do not (a) require the consent of any Michigan Governmental Authority or (b) contravene or conflict with any Requirement of Law under the laws of the State of Michigan.

Exhibit V-ii

3.           No authorization, consent, approval, exemption, franchise or permit from, or license of or filing (other than filings of Security Documents in appropriate filing offices) with, any Michigan Governmental Authority is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrower and the Michigan Guarantors, respectively, of the Loan Documents to which the Borrower or any of the Michigan Guarantors, as the case may be, is a party or any instrument contemplated thereby, or the payment or performance by the Borrower of the Obligations.

4.           The Financing Statements are in satisfactory form for filing with the Michigan Secretary of State, being the central filing office for the State of Michigan  under the Uniform Commercial Code as adopted and in effect in the State of Michigan.

The opinions expressed herein are subject to the qualification and limitation that [we are][I am] licensed to practice law only in the State of Michigan [and other jurisdictions whose laws are not applicable to the opinions expressed herein]; accordingly, the foregoing opinions are limited solely to the laws of the State of Michigan and applicable United States federal law.

This opinion is furnished solely for the benefit of the Agent, any successor to the Agent in the capacity as agent for the lenders and, under certain circumstances, certain other parties under the Credit Agreement, such lenders and any Transferee in connection with the transactions contemplated by the Loan Documents and is not to be quoted in whole or in part or otherwise referred to or disclosed to any other Person or in any other transaction.

Very truly yours,

Exhibit V-iii

EXHIBIT VI

[Form of Opinion of Delaware and Texas Counsel]

[Closing Date]

Amegy Bank National Association, as Agent
4400 Post Oak Parkway, 4th Floor
Houston, Texas 77027
Attention: Energy Lending Dept.

Re:
Credit Agreement dated as of November 29, 2007 by and among Gastar Exploration USA, Inc., a Michigan corporation, certain of its subsidiaries and affiliates, Amegy Bank National Association, as Agent, and the lenders signatory thereto or bound thereby from time to time (the “Credit Agreement”)

Ladies and Gentlemen:

[We][I] have acted as special counsel in the State of Delaware, the State of Texas and the State of New York to Gastar Exploration USA, Inc., a Michigan corporation (the “Borrower”), Gastar Exploration Ltd., an Alberta, Canada corporation (the “Parent”), Gastar Exploration New South Wales, Inc., a Michigan corporation (“Gastar New South Wales”), Gastar Exploration Victoria, Inc., a Michigan corporation (“Gastar Victoria”), Gastar Exploration Texas, Inc., a Michigan corporation (“Gastar Texas Inc.”), Gastar Exploration Texas LLC, a Delaware limited liability company (“Gastar Texas LLC”), and Gastar Exploration Texas, LP, a Delaware limited partnership (“Gastar Texas LP”, and Gastar Texas LLC and Gastar Texas LP, collectively, the “Delaware Guarantors”, and the Parent, Gastar New South Wales, Gastar Victoria, Gastar Texas Inc. and the Delaware Guarantors, collectively, the “Initial Guarantors”), in connection with the transactions contemplated in the Credit Agreement.  This opinion is delivered pursuant to Section 3.1(__) of the Credit Agreement, and the Agent and the Lenders are hereby authorized to rely upon this opinion in connection with the transactions contemplated in the Credit Agreement.  For convenience, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary herein.

In such representation, [we][I] have examined [copies of] [executed] [unexecuted execution] counterparts of each of the following (collectively, the “Loan Documents”, and those of the Loan Documents listed as (c) through (h), collectively, the “Texas Security Documents”), each of which is dated of even date herewith:

(a)           the Credit Agreement;

(b)           the Notes existing as of the Closing Date;

(c)           Deed of Trust, Security Agreement, Financing Statement and Assignment of Production from Gastar Texas LP to W. Bryan Chapman, Trustee for the benefit of the Agent (the “Deed of Trust”);

Exhibit VI-i

(d)           Security Agreement from the Borrower and each of the Initial Guarantors other than the Parent, as Debtors, in favor of the Agent, as Secured Party;

(e)           Security Agreement (Pledge) from the Parent, as Debtor, in favor of the Agent, as Secured Party, covering the stock of the Borrower owned by the Parent;

(f)           Security Agreement (Pledge) from the Borrower, as Debtor, in favor of the Agent, as Secured Party, covering the stock of Gastar New South Wales, Gastar Victoria and Gastar Texas Inc. owned by the Borrower;

(g)           Collateral Assignment of Membership Interest and Partnership Interest (Security Agreement) from Gastar Texas Inc. in favor of the Agent covering the membership interest in Gastar Texas LLC and the partnership interest in Gastar Texas LP owned by Gastar Texas Inc.;

(h)           Collateral Assignment of Partnership Interest (Security Agreement) from Gastar Texas LLC in favor of the Agent covering the partnership interest in Gastar Texas LP owned by Gastar Texas LLC;

(i)           Guaranty from the Initial Guarantors in favor of the Agent; and

(j)           Intercreditor Agreement among the Borrower, the Initial Guarantors, the Agent and the Second Lien Collateral Agent (as such term is defined therein).

[We][I] have also examined UCC Financing Statements with the Delaware Guarantors, respectively, as Debtor and the Agent as Secured Party (the “Financing Statements”).

In making such examinations, [we][I] have, with your permission, assumed:

(i)           the genuineness of all signatures to the Loan Documents other than those of officers of the Borrower and the Initial Guarantors;

(ii)          the authenticity of all documents submitted to [us][me] as originals and the conformity with the originals of all documents submitted to [us][me] as copies;

(iii)         that each party to the Loan Documents, other than the Delaware Guarantors, is duly organized, legally existing and in good standing under the laws of its jurisdiction of organization;

(iv)         that each party to the Loan Documents, other than the Delaware Guarantors, is authorized and has the power to enter into and perform its obligations thereunder;

(v)          the due authorization, execution and delivery of the Loan Documents by each party thereto other than the Delaware Guarantors; and

(vi)         that the Borrower and each of the Initial Guarantors has good and defensible title to all Collateral covered by the Texas Security Documents.

Exhibit VI-ii

Based upon the foregoing and subject to the qualifications set forth herein, [we are] [I am] of the opinion that:

1.           Each of the Delaware Guarantors is a corporation duly incorporated, legally existing and in good standing under the laws of the State of Delaware.

2.           The execution and delivery by each of the Delaware Guarantors of each of the Loan Documents to which such Delaware Guarantor is a party and the performance by each of the Delaware Guarantors of each of the Loan Documents to which such Delaware Guarantor is a party are within the power of such Delaware Guarantor, have been duly authorized by all necessary action by such Delaware Guarantor, and do not (a) require the consent of any Delaware Governmental Authority or (b) contravene or conflict with any Requirement of Law under the laws of the State of Delaware.

3.           No authorization, consent, approval, exemption, franchise or permit from or license of or filing (other than as set forth hereinafter) with, any court, governmental agency, commission or other authority of the State of Delaware, the State of Texas, the State of New York or any subdivision of any of such states is required for the due execution and delivery of the Loan Documents or for the enforceability, performance or observance of the terms thereof.

4.           The execution and delivery by the Borrower and the Initial Guarantors of the Loan Documents to which any of them is a party, compliance with the provisions thereof and the consummation of the transactions contemplated thereby will not (a) conflict with or result in a violation of any law or governmental rule or regulation of the State of Delaware, the State of Texas, the State of New York or any subdivision of any of such states, (b) to our knowledge, contravene or conflict with any indenture, instrument or other agreement to which the Borrower or any of the Initial Guarantors is a party or by which any Property of the Borrower or any of the Initial Guarantors may be presently bound or encumbered or (c) result in or require the creation or imposition of any Lien upon any Property of the Borrower or any of the Initial Guarantors other than as contemplated by the Loan Documents.

5.           The Loan Documents to which any of them is a party constitute legal, valid and binding obligations of the Borrower or the relevant Initial Guarantor, as the case may be, enforceable against the Borrower or the relevant Initial Guarantor, as the case may be, in accordance with their respective terms.

6.           The form of the Deed of Trust and the other Texas Security Documents and the descriptions therein of the Collateral covered thereby satisfy all applicable laws of the State of Texas and are legally sufficient under the laws of the State of Texas to enable the Agent to realize the practical benefits purported to be afforded thereby.

Exhibit VI-iii

7.           The Deed of Trust and the other Texas Security Documents (a) create liens upon and/or security interests in all Collateral covered thereby to secure the Obligations and, where applicable, the obligations of the relevant Initial Guarantor under the Guaranty and (b) provide for nonjudicial foreclosure remedies customarily used in the State of Texas.

8.           The Deed of Trust and the Financing Statements are in satisfactory form for filing and recording in the offices described in paragraph 9 hereof.

9.           The filing and/or recording, as the case may be, of a counterpart of the Deed of Trust in the office of the county clerk of each of Leon and Robertson Counties, Texas and the filing of a counterpart of each of the Financing Statements with the Secretary of State of the State of Delaware are the only recordings or filings in the State of Texas or the State of Delaware necessary to perfect the liens and security interests created by the Deed of Trust and the other Texas Security Documents or to permit the Agent to enforce its rights under the Deed of Trust and the other Texas Security Documents.  No subsequent filing, re-filing, recording or re-recording will be required in order to continue the perfection of the liens and security interests created by the Deed of Trust and the other Texas Security Documents except that __________________________.

[Insert any required subsequent filing or recording]

10.           No state or local mortgage registration tax, stamp tax or other similar fee, tax or governmental charge (other than statutory filing and recording fees to be paid upon filing) is required to be paid to the State of Texas or any subdivision thereof in connection with the execution, delivery, filing or recording of the Deed of Trust or the consummation of the transactions contemplated in the Mortgage.  [The foregoing statement will have to be revised if the State has any such tax.]

11.           It is not necessary for the Agent or any Lender to qualify to do business in the State of Texas or file in the State of Texas any designation for service of process or reports solely by reason of the interests conveyed or assigned to it or for its benefit under the Deed of Trust, nor will such conveyances or assignments alone result in the imposition upon the Agent or any Lender of any taxes by the State of Texas or by any subdivision thereof, including, without limitation, franchise, license, tax on interest received or income taxes, other than recording and filing fees [and applicable mortgage registration tax] in connection with the filings referred to in paragraph 9 above and taxes which the Agent or any Lender may owe in the event it becomes the actual and record owner of any Mortgaged Property (as such term is defined in the Deed of Trust) situated in the State of Texas.

12.           The foreclosure of the Deed of Trust will not in any manner restrict, affect or impair the liability of the Borrower or any of the Initial Guarantors with respect to the Obligations or the rights and remedies of the Agent or any Lender or other Secured Creditor with respect to the foreclosure or enforcement of any other security interests or liens securing the Obligations to the extent any deficiency remains unpaid after application to the Obligations of the proceeds of such foreclosure.

Exhibit VI-iv

13.           The priority of the liens and security interests created by the Deed of Trust with respect to Obligations incurred by the Borrower on or before the dates on which counterparts of the Deed of Trust are filed in the appropriate filing or recording offices referred to hereinabove will be determined by the dates of such filings.  The priority of the liens and security interests created by the Deed of Trust with respect to Obligations incurred by the Borrower after the date counterparts of the Deed of Trust are filed will be determined by the dates on which counterparts of the Deed of Trust are filed in the appropriate filing or recording offices referred to hereinabove.

14.           The priority of the liens and security interests created by the Deed of Trust will not be affected by any prepayment of the Obligations, or any reduction or increase of the outstanding amount of the Obligations from time to time.

15.           The limitations period for enforcement of the Mortgage in the State is [ _________ ].

16.           To [our][my] knowledge, except as disclosed under the heading “Litigation” on Schedule 4.8 to the Credit Agreement, no litigation or other action of any nature affecting the Borrower or any of the Initial Guarantors is pending before any Governmental Authority or threatened against the Borrower or any of the Initial Guarantors.  To [our][my] knowledge, no unusual or unduly burdensome restriction or restraint exists by contract, Requirement of Law, or otherwise relative to the business or operations of the Borrower or any of the Initial Guarantors or the ownership and operation of any Properties of the Borrower or any of the Initial Guarantors other than such as relate generally to Persons engaged in business activities similar to those conducted by the Borrower or the relevant Initial Guarantor.

17.           Neither the Borrower nor any of the Initial Guarantors is, or is directly or indirectly controlled by or acting on behalf of any Person which is, an “investment company” or an “affiliate person” of an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

The opinions expressed herein are subject to the following qualifications and limitations:

A.           [We are][I am] licensed to practice law only in the State of Delaware, the State of Texas[,][and] the State of New York [and other jurisdictions whose laws are not applicable to the opinions expressed herein]; accordingly, the foregoing opinions are limited solely to the laws of the State of Delaware, the State of Texas, the State of New York and applicable United States federal law.

Exhibit VI-v

B.           The validity, binding effect and enforceability of the Loan Documents may be limited or affected by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting rights of creditors generally, including, without limitation, statutes or rules of law which limit the effect of waivers of rights by a debtor or grantor; provided,however, that the limitations and other effects of such statutes or rules of law upon the validity and binding effect of the Loan Documents should not differ materially from the limitations and other effects of such statutes or rules of law upon the validity and binding effect of assignments and security documents generally.

C.           The enforceability of the obligations of the Borrower and the Initial Guarantors under the Loan Documents is subject to general principles of equity (whether such enforceability is considered in a suit in equity or at law).

This opinion is furnished for the benefit of the Agent, any successor to the Agent in such capacity, each lender under the Credit Agreement and any transferee or assignee of any such lender in connection with the transactions contemplated by the Credit Agreement and the Texas Security Documents and is not to be quoted in whole or in part or otherwise referred to or disclosed to any other person or entity or in any other transaction.

Very truly yours,

Exhibit VI-vi

EXHIBIT VII

[Form of Opinion of Alberta, Canada Counsel]

[Closing Date]

Amegy Bank National Association, as Agent
4400 Post Oak Parkway, 4th Floor
Houston, Texas 77027
Attention:  Energy Lending Dept.

Re:
Credit Agreement dated as of November 29, 2007 by and among Gastar Exploration USA, Inc., a Michigan corporation, Gastar Exploration Ltd., an Alberta, Canada corporation, certain other parties, Amegy Bank National Association, as Agent, and the lenders signatory thereto or bound thereby from time to time (the “Credit Agreement”)

Ladies and Gentlemen:

[We][I] have acted as special counsel in the Province of Alberta to Gastar Exploration Ltd., an Alberta corporation (the “Parent”), in connection with the transactions contemplated in the Credit Agreement.  This opinion is delivered pursuant to Section 3.1(__) of the Credit Agreement, and the Agent and the Lenders are hereby authorized to rely upon this opinion in connection with the transactions contemplated in the Credit Agreement.  For convenience, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary herein.

In [our][my] representation of the Parent, [we][I] have examined an executed counterpart of each of the following (collectively, the “Loan Documents”), each of which is dated of even date herewith:

(a)           the Credit Agreement;

(b)           Guaranty from the Parent in favor of the Agent;

(c)           Security Agreement (Pledge) from the Parent in favor of the Agent covering the stock of Gastar Exploration USA, Inc. owned by the Parent; and

(d)           Intercreditor Agreement among the Borrower, the Parent, other Guarantors, the Agent and the Second Lien Collateral Agent (as such term is defined therein).

In making such examinations, [we][I] have, with your permission, assumed:

(i)           the genuineness of all signatures to the Loan Documents;

(ii)          the authenticity of all documents submitted to [us][me] as originals and the conformity with the originals of all documents submitted to [us] [me] as copies;

Exhibit VII-i

(iii)         that the Agent and each Lender is authorized and has the power to enter into and perform its obligations under the Credit Agreement; and

(iv)         the due authorization, execution and delivery of all Loan Documents by each party thereto other than the Parent.

Based upon the foregoing and subject to the qualifications set forth herein, [we are][I am] of the opinion that:

1.           The Parent is a corporation duly incorporated, legally existing and in good standing under the laws of the Province of Alberta.

2.           The execution and delivery by the Parent of the Loan Documents and the performance by the Parent of the Loan Documents are within the power of the Parent, have been duly authorized by all necessary action by the Parent, and do not (a) require the consent of any Alberta Governmental Authority or (b) contravene or conflict with any Requirement of Law under the laws of the Province of Alberta.

3.           No authorization, consent, approval, exemption, franchise or permit from, or license of or filing with, any Alberta Governmental Authority is required to authorize or is otherwise required in connection with the valid execution and delivery by the Parent of the Loan Documents or any instrument contemplated thereby.

The opinions expressed herein are subject to the qualification and limitation that [we are] [I am] licensed to practice law only in the Province of Alberta [and other jurisdictions whose laws are not applicable to the opinions expressed herein]; accordingly, the foregoing opinions are limited solely to the laws of the Province of Alberta and applicable Canadian __________ law.

This opinion is furnished solely for the benefit of the Agent, any successor to the Agent in the capacity as agent for the lenders and, under certain circumstances, certain other parties under the Credit Agreement, such lenders and any Transferee in connection with the transactions contemplated by the Loan Documents and is not to be quoted in whole or in part or otherwise referred to or disclosed to any other Person or in any other transaction.

Very truly yours,

Exhibit VII-ii

EXHIBIT VIII

[Form of Assignment Agreement]

This ASSIGNMENT AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) is dated as of ________________, ____ by and between _____________________ (the “Assignor”) and _________________ (the “Assignee”).

RECITALS

WHEREAS, the Assignor is a party to the Credit Agreement dated as of ___________, 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Gastar Exploration USA, Inc., certain other parties, each of the lenders that is or becomes a party thereto as provided in Section 9.1(b) of the Credit Agreement (individually, together with its successors and assigns, a “Lender”, and collectively, together with their successors and assigns, the “Lenders”), and Amegy Bank National Association, a national banking association, as agent for the Lenders and certain other parties under certain circumstances (in such capacity, together with its successors in such capacity, the “Agent”); and

WHEREAS, the Assignor proposes to sell, assign and transfer to the Assignee, and the Assignee proposes to purchase and assume from the Assignor, [all][a portion] of the Assignor’s Facility Amount and its outstanding Loans, all on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1           Definitions from Credit Agreement.  All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

1.2           Additional Defined Terms.  As used herein, the following terms have the following respective meanings:

“Assigned Interest” shall mean all of Assignor’s (in its capacity as a “Lender”) rights and obligations (i) under the Credit Agreement and the other Loan Documents in respect of [all of] [the portion of] the Facility Amount of the Assignor in the principal amount equal to $____________, (ii) to make Loans and participate in Letter of Credit under its Commitment up to such amount referenced above and any right to receive payments for the Loans currently outstanding under its Commitment in the principal amount of $___________, plus the interest and fees which will accrue with respect thereto from and after the Assignment Date.

Exhibit VIII-i

“Assignment Date” shall mean _____________, ____.

1.3           References.  References in this Agreement to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary.  References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears.  Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to.  References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form.  References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  References in this Agreement to Persons include their respective successors and permitted assigns.

1.4           Articles and Sections.  This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

1.5           Number and Gender.  Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular.  Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.  Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

1.6           Negotiated Transaction.  Each party to this Agreement affirms to the other that it has had the opportunity to consult, and discuss the provisions of this Agreement with, independent counsel and fully understands the legal effect of each provision.

ARTICLE II

SALE AND ASSIGNMENT

2.1           Sale and Assignment.  On the terms and conditions set forth herein, effective on and as of the Assignment Date, the Assignor hereby sells, assigns and transfers to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of the right, title and interest of the Assignor in and to, and all of the obligations of the Assignor in respect of, the Assigned Interest. Such sale, assignment and transfer is without recourse and, except as expressly provided in this Agreement, without representation or warranty.

Exhibit VIII-ii

2.2           Assumption of Obligations.  The Assignee agrees with the Assignor (for the express benefit of the Assignor and the Borrower) that the Assignee will, from and after the Assignment Date, assume and perform all of the obligations of the Assignor in respect of the Assigned Interest. From and after the Assignment Date: (a) the Assignor shall be released from the Assignor’s obligations in respect of the Assigned Interest, and (b) the Assignee shall be entitled to all of the Assignor’s rights, powers and privileges under the Credit Agreement and the other Loan Documents in respect of the Assigned Interest.

2.3           Consent by Agent.  By executing this Agreement as provided below, in accordance with Section 9.1(b) of the Credit Agreement, the Agent hereby acknowledges notice of the transactions contemplated by this Agreement and consents to such transactions.

ARTICLE III

PAYMENTS

3.1           Payments.  As consideration for the sale, assignment and transfer contemplated by Section 2.1, the Assignee shall, on the Assignment Date, assume Assignor’s obligations in respect of the Assigned Interest and pay to the Assignor an amount equal to the Loan Balance, if any, all accrued and unpaid interest and fees with respect to the Assigned Interest as of the Assignment Date. Except as otherwise provided in this Agreement, all payments hereunder shall be made in Dollars and in immediately available funds, without setoff, deduction or counterclaim.

3.2           Allocation of Payments.  The Assignor and the Assignee agree that (i) the Assignor shall be entitled to any payments of principal with respect to the Assigned Interest made prior to the Assignment Date, together with any interest and fees with respect to the Assigned Interest accrued prior to the Assignment Date, (ii) the Assignee shall be entitled to any payments of principal with respect to the Assigned Interest made from and after the Assignment Date, together with any and all interest and fees with respect to the Assigned Interest accruing from and after the Assignment Date, and (iii) the Agent is authorized and instructed to allocate payments received by it for the account of the Assignor and the Assignee as provided in the foregoing clauses. Each party hereto agrees that it will hold any interest, fees or other amounts that it may receive to which the other party hereto shall be entitled pursuant to the preceding sentence for account of such other party and pay, in like money and funds, any such amounts that it may receive to such other party promptly upon receipt.

3.3           Delivery of Note.  In the event the Assignee is not already a Lender under the Credit Agreement, promptly following the receipt by the Assignor of the consideration required to be paid under Section 3.1 hereof, the Assignor shall notify the Agent to request that the Borrower execute and deliver a new Note to the Assignee dated the Assignment Date.

3.4           Further Assurances.  The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

Exhibit VIII-iii

ARTICLE IV

CONDITIONS PRECEDENT

The effectiveness of the sale, assignment and transfer contemplated hereby is subject to the satisfaction of each of the following conditions precedent:

(a)           the execution and delivery of this Agreement by the Assignor and the Assignee;

(b)           the receipt by the Assignor of the payments required to be made under Section 3.1; and

(c)           the acknowledgment and consent by the Agent contemplated by Section 2.3.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1           Representations and Warranties of Assignor.  The Assignor represents and warrants to the Assignee as follows:

(d)           it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;

(e)           the execution, delivery and compliance with the terms hereof by the Assignor and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Requirement of Law applicable to it;

(f)           this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against it in accordance with its terms;

(g)           all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;

(h)           the Assignor has good title to, and is the sole legal and beneficial owner of, the Assigned Interest, free and clear of all Liens, claims, participations or other charges of any nature whatsoever; and

(i)           the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignor.

Exhibit VIII-iv

5.2           Disclaimer.  Except as expressly provided in Section 5.1 hereof, the Assignor does not make any representation or warranty, nor shall it have any responsibility to the Assignee, with respect to the accuracy of any recitals, statements, representations or warranties contained in the Credit Agreement or in any other Loan Document or for the value, validity, effectiveness, genuineness, execution, legality, enforceability or sufficiency of the Credit Agreement, the Notes or any other Loan Document or for any failure by the Borrower or any other Person (other than Assignor) to perform any of its obligations thereunder or for the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower or any other Person, or any other matter relating to the Credit Agreement or any other Loan Document or any extension of credit thereunder.

5.3           Representations and Warranties of Assignee. The Assignee represents and warrants to the Assignor as follows:

(j)           it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;

(k)           the execution, delivery and compliance with the terms hereof by the Assignee and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Requirement of Law applicable to it;

(l)           this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against it in accordance with its terms;

(m)           all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;

(n)           the Assignee has received copies of the Credit Agreement and the other Loan Documents, as well as copies of all Financial Statements previously provided by the Borrower in satisfaction of obligations under the Credit Agreement.

(o)           the Assignee has fully reviewed the terms of the Credit Agreement and the other Loan Documents and has independently and without reliance upon the Assignor, and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement;

(p)           if the Assignee is not incorporated under the laws of the United Sates of America or a state thereof, the Assignee has contemporaneously herewith delivered to the Agent and the Borrower such documents as are required by the Credit Agreement; and

Exhibit VIII-v

(q)           the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignee.

ARTICLE VI

MISCELLANEOUS

6.1           Notices.  All notices and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy) to the intended recipient at its “Address for Notices” specified below its name on the signature pages hereof or, as to either party, at such other address as shall be designated by such party in a notice to the other party.

6.2           Amendment, Modification or Waiver.  No provision of this Agreement may be amended, modified or waived except by an instrument in writing signed by the Assignor and the Assignee, and consented to by the Agent.

6.3           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The representations and warranties made herein by the Assignee are also made for the benefit of the Agent, and the Assignee agrees that the Agent is entitled to rely upon such representations and warranties.

6.4           Assignments.  Neither party hereto may assign any of its rights or obligations hereunder except in accordance with the terms of the Credit Agreement.

6.5           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

6.6           Governing Law.  THIS AGREEMENT (INCLUDING THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, OTHER THAN THE CONFLICT OF LAWS RULES THEREOF.

6.7           Expenses.  To the extent not paid by the Borrower pursuant to the terms of the Credit Agreement, each party hereto shall bear its own expenses in connection with the execution, delivery and performance of this Agreement.

6.8           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first above written.

Exhibit VIII-vi

ASSIGNOR:

By:
Name:
Title:

Address for Notices

Facsimile No.:
Telephone No.:
Attention:

Exhibit VIII-vii

ASSIGNEE:

By:
Name:
Title:

Applicable Lending Office
For Base Rate Loans and
LIBO Rate Loans:

Address for Notices:

Facsimile No.:
Telephone No.:
Attention:

Exhibit VIII-viii

ACKNOWLEDGED AND CONSENTED TO:

AMEGY BANK NATIONAL
ASSOCIATION, as Agent

By:
Name:
Title:

GASTAR EXPLORATION USA, INC.

By:
Name:
Title:

Exhibit VII-ix